EXHIBIT 2.01

AGREEMENT AND PLAN OF REORGANIZATION

AMONG

SILICON IMAGE, INC.,

TWN ACQUISITION CORP.,

TRANSWARP NETWORKS, INC.,

THOMAS PAK, AS STOCKHOLDER AGENT,

AND

CERTAIN STOCKHOLDERS OF TRANSWARP NETWORKS, INC.

DECEMBER 9, 2002

This agreement will become effective on the date Silicon Image, Inc. exercises its call option, automatically and with no further action by any of the parties hereto

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (this “Agreement”) is entered into as of December 9, 2002, to become effective on the date Silicon Image, Inc., a Delaware corporation (“Parent”) exercises its call option (pursuant to the Purchase Option Agreement), by and among Parent, TWN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), TransWarp Networks, Inc., a Delaware corporation (“Company”), Thomas Pak, as stockholder agent (the “Stockholder Agent”), and certain stockholders of Company listed on the signature page hereto (collectively, the “Significant Stockholders” and each individually, a “Significant Stockholder”), each of whom immediately prior to the consummation of the Merger (as defined below) will be a stockholder of Company.

RECITALS

A.                                   The parties intend that, subject to the terms and conditions hereinafter set forth, Company will merge with and into Merger Sub (the “Merger”), with Merger Sub to be the surviving corporation of the Merger (the “Surviving Corporation”), all pursuant to the terms and conditions of this Agreement and the Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware.  The parties intend for the Merger to be treated as a non-taxable reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and in furtherance thereof, intend that this Agreement will be a “plan of reorganization” within the meaning of Sections 354(a) and 361(a) of the Code.  The Merger will be accounted for as a purchase transaction for financial accounting purposes.

B.                                     The Board of Directors of Company has determined that the Merger is in the best interest of Company and its stockholders (the “Company Stockholders”), has approved the Merger and, accordingly, has agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

C.                                     Prior to the effectiveness of this Agreement, the Board of Directors of Parent shall have determined that the Merger is in the best interests of Parent and its stockholders, shall have approved the Merger and, accordingly, shall have agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement, including the creation of Merger Sub.

D.                                    Concurrently with the execution of this Agreement, and as a condition and an inducement for Parent to enter into this Agreement, certain stockholders of Company are entering into agreements to, among other things, vote their shares of Company stock to approve the Merger in the form attached hereto as Exhibit B (the “Voting Agreements”).

E.                                      Concurrently with the execution of this Agreement, and as a condition and an inducement for Parent to enter into this Agreement, certain stockholders of Company are entering into non-competition agreements with Parent in the form attached hereto as Exhibit C (the “Non-Competition Agreements”), which will only be effective upon the closing of the Merger.

F.                                      Company has granted to Parent a call option to make effective this Agreement, such call option agreement is attached hereto as Exhibit D (the “Option Agreement”)

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      PLAN OF REORGANIZATION

1.1                                 The Merger.  As soon as practicable after the Closing (as defined in Section 5.1), the Certificate of Merger will be filed with the Secretary of State of the State of Delaware.  The effective time of the Merger (the “Effective Time”) shall be the time of filing of the Certificate of Merger with the Secretary of State of Delaware unless otherwise specified in the Certificate of Merger which will occur on the Closing Date (as defined in Section 5.1) at 10 a.m. P.S.T. or at such other time as Parent and Company may mutually agree.  Subject to the terms and conditions of this Agreement and the applicable provisions of Delaware law, Company will be merged with and into Merger Sub in a statutory merger pursuant to the Certificate of Merger.

1.2                                 Conversion and Exchange of Shares.

(a)                                  Conversion of Merger Sub Stock.  At the Effective Time, each share of Merger Sub common stock that is issued and outstanding immediately prior to the Effective Time will constitute one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b)                                 Conversion of Series A Stock.  Each share of outstanding Company’s Series A Preferred Stock, par value $0.0001 (the “Company Series A Stock”), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without further action on the part of any holder thereof, be automatically converted into the right to receive, and shall be exchangeable for (subject to Sections 1.2(f), 1.2(h), 1.2(i), 1.2(j), 1.3 and 1.10), at the Effective Time, that fraction of a fully paid and nonassessable shares of Parent common stock, $0.001 par value per share (“Parent Common Stock”) equal to the Series A Exchange Number (as defined in Section 1.2(e) below);

(c)                                  Conversion of Company Common Stock.  Each share of outstanding common stock of Company, par value $0.0001  (the “Company Common Stock”), that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, and without further action on the part of any holder thereof, be automatically converted into the right to receive, and shall be exchangeable for (subject to Sections 1.2(f), 1.2(h), 1.2(i), 1.2(j), 1.3 and 1.10), at the Effective Time that fraction of a fully paid and nonassessable shares of Parent Common Stock equal to the Common Stock Exchange Number (as defined in Section 1.2(e) below);

(d)                                 Treasury Stock.  Each share of Company Series A Stock and Company Common Stock that is held in the treasury of Company shall not be so converted but shall be cancelled and retired and no consideration shall be delivered in exchange therefor.  The Parent Common Stock will be allotted and issued to the holders of Company Capital Stock (as defined in Section 1.2(e) below), in each case in exchange for all of the issued and outstanding Company Capital Stock.

(e)                                  Definitions.

“Closing Price” means the average of closing prices of Parent Common Stock on the Nasdaq National Market for the five consecutive trading days ending on the trading day prior to the day Parent exercises its call option to purchase Company pursuant to the Option Agreement, as reported in the Wall Street Journal.

“Common Consideration” shall mean (i) if the Closing Price is equal to or less than 80% of the MOU Price, the product of $8,300,000 and 0.8, (ii) if the Closing Price is greater than 80% of the MOU Price and less than 120% of the MOU Price, the product of (A) $8,300,000 and (B) the quotient of (1) the Closing Price divided by (2) the MOU Price or (iii) if the Closing Price is greater than or equal to the 120% of the MOU Price, the product of $8,300,000 and 1.2, in each case as adjusted by the terms of Section 1.2(i) below.

“Common Stock Consideration” shall be that number of shares of Parent Common Stock equal to the quotient given by (i) Common Consideration, divided by (ii) the Closing Price.

“Common Stock Exchange Number” shall equal the quotient given by (i) the Common Stock Consideration divided by (ii) the difference of (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the total number of shares of Company Common Stock issuable upon the exercise of all Company Options (as defined in Section 1.4(a) below) and all warrants of Company outstanding immediately prior to the Effective Time minus (B) the aggregate number of shares of Company Common Stock issuable or issued upon exercise of all the Milestone Options.

“Company Capital Stock” means the outstanding shares of the Company Series A Stock and the Company Common Stock, including, without limitation or duplication, all shares of such stock that are issuable upon exercise of any outstanding options or warrants to purchase Company Common Stock.

“Milestone Options” shall have the meaning set forth in the Option Agreement.

“MOU Price” means $3.55.

“Series A Consideration” shall be (i) if the Closing Price is equal to or less than 90% of the MOU Price, the product of $4,400,000 and 0.9, (ii) if the Closing Price is greater than 90% of the MOU Price and less than 110% of the MOU Price, the product of

(A) $4,400,000 and (B) the quotient of (1) the Closing Price divided by (2) the MOU Price or (iii) if the Closing Price is greater than or equal to 110% of the MOU Price, the product of $4,400,000 and 1.1.

“Series A Stock Consideration” shall be that number of shares of Parent Common Stock equal to the quotient given by (i) the Series A Consideration, divided by (ii) Closing Price.

“Series A Exchange Number” shall equal the quotient of (i) the Series A Stock Consideration, divided by (ii) the aggregate number of shares of Company Series A Stock outstanding immediately prior to the Effective Time.

“Total Consideration” means the Series A Stock Consideration plus the Common Stock Consideration.

(f)                                    Adjustments for Capital Changes.  If, between the date hereof and the Effective Time (as to the Parent Common Stock to be issued at the Effective Time), Parent (i) recapitalizes either through a split-up of its outstanding shares into a greater number of shares, or through a combination of its outstanding shares into a lesser number of shares, (ii) reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or (iii) declares a dividend on its outstanding shares payable in shares or securities convertible into shares, the calculation of the Common Stock Exchange Number and Series A Exchange Number will be proportionally and equitably adjusted.

(g)                                 Continuation Of Vesting And Certain Repurchase Rights.  If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other similar condition  providing that such shares may be forfeited or repurchased by Company upon any termination of the stockholders’ employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement or other agreement with Company (such shares being referred to herein as “Company Restricted Stock”) then the Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other similar conditions following the Effective Time, subject to vesting waivers as provided for in Section 5.14.  No acceleration of vesting provision in any Company Restricted Stock shall be triggered as a result of the Merger nor shall any Company Restricted Stock become further vested as a result of the Merger.  The certificates representing such Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other similar conditions.

(h)                                 Fractional Shares.  No fractional shares of Parent Common Stock will be issued in connection with the Merger, but in lieu thereof, the holder of any shares of Company Common Stock or Company Series A Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock, after aggregating all such holder’s shares, will receive, promptly after the Effective Time, an amount of cash equal to the product of (a) the Closing Price and (b) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled at the Effective Time.

(i)                                     Adjustments to Common Consideration.  The Common Consideration shall be subject to adjustment, dollar for dollar, as follows:

(i)                                     reduced by the principal amount of any outstanding loan to Company by Parent;

(ii)                                  reduced by the amount by which the total short-term liabilities as of the Effective Time, calculated in accordance with GAAP, exceed $50,000; provided, however, that the amount of any liabilities incurred by Company to satisfy milestones in the Development Agreement by and between Parent and Company, dated as of the date hereof (the “Development Agreement”) attached hereto as Exhibit E, that are agreed to in writing by the Parent Representative (as defined in Section 5.5) stating explicitly that such liability will not reduce the Common Consideration, shall not  reduce the Common Consideration;

(iii)                               reduced by the amount by which any off-balance sheet liability other than liabilities under the sublease between Parent and Company, for CAD tools listed in Schedule 1.2(i)(iii) and for accrued vacation for employees up to a maximum of four weeks per employee;

(iv)                              reduced by an amount equal to the product of (a) seventy-five percent (75%) and (b) the amount by which (i) Company’s obligation to pay severance (including the value of any options accelerated calculated using the Black-Scholes option pricing method) to any Company employees exceeds (ii) Parent’s customary practice as set forth on Schedule 1.2(i)(iv); provided that severance payable to Thomas Pak pursuant to the terms of his Amended and Restated Employment Agreement dated May 2001 and Edward Pak pursuant to the terms of his Amendment to Restricted Stock Purchase Agreement and Termination of Amended and Restated Employment Agreement dated as of the date hereof (the “Employment Agreement Amendment”) shall not be included for purposes of this calculation;

(v)                                 increased or reduced by the amount of cash held by Company as of the Effective Time (including any loan proceeds) in excess of or less than $1,500,000 (the “Baseline Cash Balance”); provided, however, that the Baseline Cash Balance shall be decreased by $250,000 each month after March 31, 2003, on a pro-rated day-by-day basis;

(vi)                              reduced by the amount Parent has paid as the “Technology Purchase Price” under the Development Agreement (whether in cash or by cancellation of indebtedness).

(j)                                     Cash Option.                          Parent may at its sole discretion elect to pay up to $1.5 million of the Series A Consideration in cash, subject to the provisions of Section 1.10.

(k)                                  Calculation.  Unless specified otherwise herein, each calculation called for by this Agreement shall be carried out to five (5) decimal places.

1.3                                 Dissenting Shares.  Holders of Dissenting Shares (if any) will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (“DGCL”) with respect to such Dissenting Shares and such Dissenting Shares will not be converted into Parent Common Stock in the Merger.  Shares of Company Stock (as defined below) that are outstanding immediately prior to the Effective Time of the Merger and, with respect to which dissenting stockholders’ rights of appraisal under DGCL, (a) have not been properly exercised and perfected, (b) have not been effectively withdrawn or (c) otherwise have lost the right to appraisal and payment under DGCL, will, when such dissenting stockholders’ rights can no longer be legally exercised under DGCL, be converted into Parent Common Stock and cash, if applicable, as provided in Section 1.2(b), 1.2(c), 1.2(h), 1.2(j) and 1.10.  “Dissenting Shares” means any shares of Company Stock that (i) are outstanding immediately prior to the Effective Time and (ii) with respect to which dissenters’ rights to obtain payment for such dissenting shares in accordance with Section 262 of DGCL have been duly and properly exercised and perfected in connection with the Merger.

1.4                                 Company Stock Options.

(a)                                  At the Effective Time, each of the then outstanding Company Options shall, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option to purchase that number of Parent Common Stock (a “Parent Option”) obtained by multiplying the number of Company Common Stock issuable under such Company Option (as defined below) by the Common Stock Exchange Number.  If the foregoing calculation results in a Company Option being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such option shall be rounded down to the nearest whole number of shares.  The exercise price of each Company Option shall be equal to the exercise price of the Company Option from which such Parent Option was converted divided by the Common Stock Exchange Number, rounded up to the nearest whole cent.  Except as otherwise set forth in this Section 1.4, the term and vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all the terms and conditions of each Parent Option will, to the extent permitted by law and otherwise reasonably practicable, be the same in all material respects as the corresponding Company Option.  An optionholder’s continuous employment with Company shall be credited as employment with Parent for purposes of determining the vesting of the Parent Options, pursuant to the terms of the Parent Options.  No acceleration provision in a Company Option shall be triggered as a result of the Merger nor shall any Company Option become further vested or exercisable as a result of the Merger.  Company will take or cause to be taken, all actions that are necessary, proper, or advisable under the Stock Plans (defined herein) to make effective the transactions contemplated by this Section 1.4.  “Company Options” means any option granted and not exercised or expired, to a current or former employee, director or independent contractor or consultant of Company or any predecessor thereof or to any other party to purchase Company Common Stock pursuant to any stock option, stock bonus, stock award or stock purchase plan, program or arrangement of Company or any predecessor thereof (collectively, the “Stock Plans”) or any other contract or agreement entered into by Company.

(b)                                 Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.4.  Reasonably promptly following the Effective Time, Parent shall cause the Parent Common Stock issuable upon exercise of the assumed Company Options to be registered, or to be issued pursuant to an effective registration statement on Form S-8 (or successor form) promulgated by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “1933 Act”) and shall use reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Parent Options remain outstanding and Parent Common Stock is registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”).  Notwithstanding the foregoing, Parent shall not be obligated to register or maintain the registration under the 1933 Act of the issuance of any Parent Common Stock that is subject to a Parent Option held by a person who is ineligible to have such person’s securities registered on Form S-8 (or successor form).

1.5                                 Effects of the Merger.  At the Effective Time:  (a) the separate existence of Company will cease and Company will be merged with and into Merger Sub and Merger Sub will be the Surviving Corporation in the Merger pursuant to the terms of the Certificate of Merger and the separate existence of Company will thereupon cease; (b) the Certificate of Incorporation and Bylaws of the Surviving Corporation will be in substantially the forms attached hereto as Exhibit F-1 and Exhibit F-2; (c) each share of Company Common Stock and Company Series A Stock (collectively, the “Company Stock”) outstanding immediately prior to the Effective Time will be converted into the right to receive and will become exchangeable for, Parent Common Stock and cash, if applicable, as provided in Section 1.2(b), 1.2(c), 1.2(h) and 1.2(j); (d) each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, constitute one share of common stock of the Surviving Corporation (no shares of Company shall be outstanding immediately after the Effective Time); (e) each share of Company’s capital stock held by Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof; (f) the directors and executive officers of Merger Sub will constitute the directors and executive officers of the Surviving Corporation; and (g) the Merger will, at and after the Effective Time, have all of the effects provided by applicable law.

1.6                                 Further Assurances.  Company and the Significant Stockholders agree that if, at any time after the Effective Time, Parent considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporation or Parent, title to any property or rights of Company as provided herein, Parent and any of its officers are hereby authorized by Company and the Significant Stockholders to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporation or Parent, and otherwise to carry out the purposes of this Agreement, in the name of Company and the Significant Stockholders or otherwise.

1.7                                 Securities Law Compliance; Resale Restrictions.

(a)                                  Based in part on the representations made by each Company Stockholder to Parent in an investment representation letter, in the form attached hereto as Exhibit G (the “Investment Representation Letter”), the Parent Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act and exemptions from qualification under applicable state securities laws.  Unaccredited stockholders of Company, if any, will be advised by a purchaser’s representative mutually agreeable to Parent and Company, whose fees and expenses will be paid for by Company.  As a result, all shares of Parent Common Stock issued in the Merger will be restricted securities and will not be eligible for resale under Rule 144 of the 1933 Act for a minimum of one year following the Closing Date.

(b)                                 Parent will use its commercially reasonable efforts to register for resale certain of the shares of Parent Common Stock received in exchange for Company Series A Stock and Company Common Stock pursuant to a resale S-3 (the “Resale S-3”) within 120 days following the Closing Date and which shall remain effective until the first anniversary of the Closing Date; provided that the effectiveness of the Resale S-3 may be suspended for a period of up to 120 days if Parent shall furnish the former holders of Company Series A Stock and Company Common Stock with a certificate signed by the chief executive officer or chief financial officer of Parent stating that in the good faith judgment of the Board of Directors of Parent, it would be detrimental to Parent and its stockholders for the Resale S-3 to become or remain effective.  Each former holder of Company Series A Stock will be entitled to sell 1/12th of the Parent Common Stock received by it in the Merger (in exchange for shares of Company Series A Stock) in each calendar month following the effectiveness of the resale S-3 (the “S-3 Effective Date”) pursuant to the Resale S-3.  Each former holder of Company Common Stock will be entitled to sell 1/8th of Parent Common Stock received by it in the Merger (in exchange for shares of Company Common Stock) that is vested as of the S-3 Effective Date during the thirty (30) day period following and including the S-3 Effective Date.

(c)                                  Prior to the first anniversary of the Closing Date, the shares of Parent Common Stock received in the Merger (in exchange for shares of Company Series A Stock) may not be sold or otherwise transferred, pledged or disposed of in any manner, except pursuant to the resale S-3.  The shares of Parent Common Stock received in the Merger (in exchange for shares of Company Common Stock, including upon the exercise of any Parent Option) may not be sold or otherwise transferred, pledged or disposed of in any manner, except (i) pursuant to the resale S-3, (ii) each former holder of Company Common Stock will be entitled to sell 1/8th of Parent Common Stock received by it in the Merger (in exchange for shares of Company Common Stock) that is vested as of the thirteen month anniversary of the Closing Date at any time following the thirteen month anniversary of the Closing Date, (iii) each former holder of Company Common Stock will be entitled to sell 1/12th of Parent Common Stock received by it in the Merger (in exchange for shares of Company Common Stock) at any time following the fourteenth month anniversary of the Closing Date with an additional 1/12th being transferable each month thereafter.  Nothing in this Section 1.7 will shall be deemed a waiver of any other contractual or securities law restriction on the shares of Parent Common Stock to be received in the Merger, including the terms of the escrow.

(d)                                 Parent will file any required Nasdaq Stock Market notification forms for a change in the number of shares outstanding and for listing of additional shares with respect to the Parent Common Stock issued in the Merger and issuable pursuant to the Parent Options.

1.8                                 Tax-Free Reorganization.  The parties intend for the Merger to qualify as a non-taxable reorganization within the meaning of Section 368(a) of the Code.  However, Parent makes no representations or warranties to Company or to any Company Stockholder or other holder of Company securities regarding the tax treatment of the Merger, whether the Merger will qualify as a tax-free plan of reorganization under the Code, or any of the tax consequences to any Company Stockholder, or other holder of Company securities, of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and Company and the Company Stockholders acknowledge that Company and the Company Stockholders are relying solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

1.9                                 Purchase Accounting.  The parties intend that the Merger be treated as a purchase transaction for financial accounting purposes.

1.10                           Escrow Agreement.  Pursuant to an Escrow Agreement to be entered into on or before the Closing Date in substantially the form attached hereto as Exhibit H (the “Escrow Agreement”), among Parent, the Stockholder Agent and State Street Bank and Trust Company (the “Escrow Agent”), Parent will withhold from the Company Stockholders (in proportion to the number of shares of Parent Common Stock to be received) twelve and one half percent (12.5%) of the Total Consideration (collectively, the “Escrow Shares”).  Promptly after the Closing Date, Parent will deposit or cause to be deposited the Escrow Shares in escrow with the Escrow Agent pursuant to the Escrow Agreement.  The Escrow Shares will be held in escrow as collateral for the indemnification obligations of Company and the Significant Stockholders under Section 8 below pending release from escrow pursuant to the Escrow Agreement.  If Parent elects to pay a portion of the Total Consideration in cash, 12.5% of such cash shall be deposited into escrow on similar terms to the Escrow Shares.

2.                                      REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent that, except as set forth in the letter addressed to Parent from Company and dated as of the date of this Agreement, including all schedules thereto (which shall specifically reference the Sections of this Agreement to which the specific items of disclosure therein constitute an exception) which has been delivered by Company to Parent concurrently with the parties’ execution of this Agreement (the “Company

Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Section 2 is true and correct as of the date of this Agreement and will be true as of the Closing Date.  For all purposes of this Agreement, the statements contained in the Company Disclosure Letter shall also be deemed to be representations and warranties made and given by Company under Section 2 of this Agreement.

2.1                                 Organization and Good Standing.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has continuously been in good standing under the laws of the State of Delaware at all times since its inception.  Company has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is required.  Company has delivered to Parent true and correct copies of the currently effective Certificate of Incorporation and Bylaws of Company, each as amended to date.  Company is not in violation of its Certificate of Incorporation or Bylaws.

2.2                                 Power, Authorization and Validity.

(a)                                  Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the ancillary agreements attached hereto as exhibits to which Company is a party (the “Company Ancillary Agreements”).  This Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and stockholders action on the part of Company.

(b)                                 No filing, authorization, consent or approval, governmental or otherwise, or filing with any governmental authority or court is necessary to enable Company to enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

(c)                                  This Agreement and the Company Ancillary Agreements have been duly executed and delivered by Company.  This Agreement and the Company Ancillary Agreements are valid and binding obligations of Company and the Company Stockholders enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

2.3                                 Capitalization.

(a)                                  Authorized and Outstanding Capital Stock of Company.  The authorized capital stock of Company consists solely of 25,000,000 shares of which:

20,000,000 shares are designated as Company Common Stock, of which

5,623,417 shares are issued and outstanding; and

5,000,000 shares are designated as Company Series A Stock, of which 4,631,237 shares are issued and outstanding;

The name of each Company Stockholder, the address of such stockholder, the number of issued and outstanding shares of Company Stock held by such Stockholder, whether the shares are Company Common Stock or Company Series A Stock, the purchase price, the purchase date and the certificate number is set forth in Schedule 2.3(a). No shares of Company Stock are issued or outstanding that are not set forth in Schedule 2.3(a).  Company holds no treasury shares.  Each Company Stockholder has good and marketable title to that number of shares of Company Stock as set forth beside such Company Stockholder’s name on Schedule 2.3(a), free and clear of all encumbrances, liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever, other than as a result of the Voting Agreements.  No equity securities of Company shall be issued and outstanding at the Effective Time other than Company Stock and Company Options.  All issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, right of first refusal or preemptive right and have been offered, issued, sold and delivered by Company in compliance with all requirements of applicable laws and all requirements sets forth in applicable agreements or instruments.  There is no liability for dividends accrued and unpaid by Company.  The vote required to approve this Agreement, the Ancillary Agreements, the Merger and the transactions contemplated hereby is (i) a majority of the Company Common Stock and Company Series A Stock voting together and (ii) a majority of the Company Series A Stock.

(b)                                 Options/Rights.  Company has reserved an aggregate of 3,060,000 shares of Company Common Stock for issuance pursuant to the Stock Plans.  A total of 1,305,750 shares of Company Common Stock are subject to outstanding Company Options as of the date of this Agreement.  Schedule 2.3(b) sets forth for each Company Option as of the date hereof (i) the name and address of the holder of such Company Option, (ii) the grant date for the Company Option, (iii) the exercise price of such Company Option, (iv) the number of shares covered by such Company Option, (v) the vesting schedule for such Company Option, (vi) the extent such Company Option is vested as of the date of this Agreement, (vii) whether the Company Option is an ISO or NQSO, (viii) whether the Company Option is a Milestone Option or an Additional Option (as defined in the Option Agreement) and (ix) the social security number of such holder.  The Milestone Options and Additional Options have vesting schedules required by the Option Agreement.  No Company Option provides for any acceleration of vesting or exercisability.  In addition, Schedule 2.3(b) sets forth as of the date hereof all holders of shares of Company Restricted Stock and for each such person, the number of shares of Company Restricted Stock held, the terms of Company’s rights to repurchase such Company Restricted Stock, the schedule on which such rights lapse, whether such repurchase rights lapse in full or in part as a result of the Merger or upon any other event, the date of purchase of the Company Restricted Stock, the purchase price for the Company Restricted Stock, the fair market value on the date of purchase of such Company Restricted Stock and the social security number for such holder.  True and correct copies of each Stock Plan, the standard agreement under each Stock

Plan and each agreement for each Company Option that does not conform to the standard agreement under each Stock Plan have been delivered by Company to Parent or its legal counsel, Fenwick & West LLP.  All outstanding Company Options have been issued and granted in compliance with all requirements of applicable laws and all requirements set forth in applicable agreements or instruments.  Except for Company Options, there are no stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement.  There are no voting agreements, registration rights, rights of first refusal, preemptive rights, co-sale rights, notice rights, information rights, tag-along rights, redemption rights or other restrictions applicable to any outstanding securities of Company.  Company is not under any obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

(c)                                  Updates.  As of the Closing Date, the information updating Schedule 2.3(a) and (b) required by Section 5.13 hereto shall be true and correct.

2.4                                 Subsidiaries.  Company has no Subsidiaries (as defined herein) or any equity interest, direct or indirect, in, or loans to, any corporation, partnership, joint venture, limited liability company or other business entity.  Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity.  “Subsidiary” of an entity means a corporation or other business entity in which such entity owns, directly or indirectly, at least a fifty percent (50%) interest or that is otherwise, directly or indirectly, controlled by such entity.  Company is not a general partner of any general partnership, limited partnership or other entity.

2.5                                 No Violation of Certificate of Incorporation or Existing Agreements.  Neither the execution and delivery of this Agreement or the Company Ancillary Agreements, nor the consummation of any of the transactions provided for herein, will (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Company, as currently in effect, (b) conflict with, violate, constitute a material default under, result in a termination, acceleration or material breach of, or provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both) any instrument, contract, agreement, permit, mortgage, license, letter of intent or commitment (whether verbal or in writing) to which Company is a party or by which Company or any of its assets or properties is bound, or (c) conflict with or violate any judgment, writ, decree, order, statute, rule or regulation applicable to Company or its assets or properties.  Except as set forth on Schedule 2.5, the Merger will not require the consent of any third party.

2.6                                 Litigation.  There is no action, proceeding, suit, arbitration, mediation, claim, investigation pending or, to Company’s knowledge, threatened against Company (or against any officer, director, employee or agent of Company in their capacity as such or relating to their employment, services or relationship with Company) before any court or administrative agency. There is no judgment, decree, injunction, rule or order of any court, governmental authority or arbitrator outstanding against Company.

2.7                                 Company Financial Statements.

(a)                                  Company has delivered to Parent its unaudited balance sheet as of September 30, 2002 (the “Balance Sheet Date”) and its unaudited statements or operations and cash flows for the nine month period ended September 30, 2002 (together with the additional financial statements delivered pursuant to Section 2.7(b) collectively, the “Financial Statements”), a copy of each of which is included as Schedule 2.7(a).

(b)                                 Prior to the Closing Date, Company shall have delivered to Parent the statement of operations, statement of cash flows for the period from October 1, 2002 until the Closing Date and the Closing Date Balance Sheet (as defined in Section 5.11), each of which will be attached hereto as Schedule 2.7(b).

(c)                                  The Financial Statements (a) are in accordance with the books and records of Company and (b) fairly and accurately represent the financial condition of Company at the respective dates specified therein and the results of operations for the respective periods specified therein.

(d)                                 As of the date hereof, Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those set forth in the Financial Statements attached as Schedule 2.7(a), (ii) those incurred in the ordinary course of Company’s business, consistent with past practice incurred after the Balance Sheet Date and (iii) those liabilities that are not required by United States generally accepted accounting principles (“GAAP”) to be set forth in the Financial Statements and are listed on Schedule 2.7(d).

(e)                                  As of the Closing Date, Company has no debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those set forth on the Closing Date Balance Sheet (as defined in Section 5.11) and (ii) those liabilities that are not required by GAAP to be set forth in the Financial Statements, are listed on Schedule 2.7(e) and included in the adjustment to Common Consideration calculation in Section 1.2(i).  Company will have no liabilities as of the Closing Date other than short-term liabilities.

(f)                                    There has been no change in Company’s accounting policies other than as specifically described in the notes to the Financial Statements.

2.8                                 [Reserved]

2.9                                 Taxes.  Company has timely filed all returns, reports, estimates, and information statements relating to taxes (“Returns”) required to be filed by Company.  All such Returns are true, complete and correct.  Company has paid when due all taxes required to be paid in respect of all periods for which Returns have been filed, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid with respect to such Returns, except to the extent adequate reserves have been established in the Financial Statements.  No adjustment relating to any Returns filed by Company has been proposed in writing formally or informally by any tax authority to Company or any representative thereof.  No deficiencies for any tax have been threatened, claimed, proposed or assessed against Company which have not been settled or paid.  No tax return of Company has ever been audited by the Internal Revenue Service or any other taxing agency or authority, no such audit is in progress and Company has not been notified of any request for such an audit or other examination.  Company has no current or deferred tax liabilities and will not as a result of the transactions contemplated herein become liable for any tax not adequately reserved against on the Financial Statements.  Company has not executed any currently effective waiver of any statute of limitations on or extending the period for the assessment or collection of any tax.  Company is not obligated to make any “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger to the extent Section 280G of the Code is applicable to Company.  Company has complied with all applicable laws, rules and regulations relating to the payment and withholding of taxes (including, without limitation, withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws and has timely filed all withholding tax returns.  Company is not a party to any tax-sharing or allocation agreement.  Company does not owe any amount under any tax-sharing or allocation agreement.  Company has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Company) or has no liability for the taxes of any person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.  Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the “Regulations”).  Company has withheld with respect to its employees all federal and state income taxes, taxes pursuant to the Federal Insurance Contribution Act (“FICA”), taxes pursuant to the Federal Unemployment Tax Act (“FUTA”) and other taxes required to be withheld, except such taxes which are not material to Company.  For the purposes of this Section 2.9, the terms “tax” and “taxes” include all income, gains, franchise, excise, property, sales, use, employment, license, payroll, services, occupation, recording, value added or transfer taxes, governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.  Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

2.10                           Title to Properties; Condition of Equipment and Property.  Company has good and marketable title to all of its assets used in its business or as shown on the balance sheet as of the Balance Sheet Date included in the Financial Statements, free and clear of all liens, charges, encumbrances or restrictions (other than Permitted Liens as defined below), other than such assets, set forth on Schedule 2.10, or as were sold in the ordinary course of business, consistent with past practice, since the Balance Sheet Date or which are subject to capitalized leases.  Such assets are sufficient for the continued operation of the business of Company consistent with current practice.  The term “Permitted Lien” has the meaning set forth in the security agreement entered into by Parent and Company dated as of the date hereof in the form attached as Exhibit I.  All leases of real or personal property to which Company is a party are fully effective and afford Company peaceful and undisturbed possession of the subject matter of the lease.  All of the buildings and fixtures on owned real property were constructed in accordance with all applicable laws and Company has adequate rights of ingress and egress into any real property used in the operation of its business.  The machinery and equipment (the “Equipment”) owned or leased by Company is (a) suitable for the uses to which they are currently employed, (b) in generally good operating condition, (c) regularly and properly maintained, (d) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (e) free from any material defects.

2.11                           Absence of Certain Changes.  Other than as set forth in Schedule 2.11 (which shall specify the applicable subsection), since the Balance Sheet Date, Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date, and since the Balance Sheet Date there has not been with respect to Company:

(a)                                  any Material Adverse Change with respect to Company;

(b)                                 any contingent liability incurred as guarantor or surety with respect to the obligations of others;

(c)                                  any mortgage, encumbrance or lien placed on any of its properties or granted with respect to any of its assets other than Permitted Liens;

(d)                                 any material obligation or liability incurred other than in the ordinary course of business consistent with past practice, or any borrowing of money;

(e)                                  any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the properties or assets of Company other than sales of inventory and purchases of raw materials in the ordinary course of business, consistent with past practice;

(f)                                    any material damage, destruction or loss, whether or not covered by insurance, affecting the properties, assets or business of Company;

(g)                                 any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Company, any split, stock dividend, combination or recapitalization of the capital stock of Company or any direct or indirect redemption, purchase or other acquisition by Company of its capital stock;

(h)                                 any labor dispute or claim of unfair labor practices;

(i)                                     any change with respect to the persons employed by Company (each an “Employee”);

(j)                                     any material modification of the benefits payable or to become payable to any director of Company or Employee, or any increase in the compensation payable or to become payable to any of director of Company or Employee, or any bonus payment or arrangement made to or with any of such directors or Employee;

(k)                                  any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any Employee or directors of Company, other than Milestone Options and Additional Options issued in accordance with the Option Agreement;

(l)                                     any making of any loan, advance or capital contribution to, or investment in, any person other than (i) travel loans or advances made in the ordinary course of business consistent with past practice of Company and (ii) other loans and advances in an aggregate amount which does not exceed $10,000 outstanding at any time;

(m)                               any entry into, amendment of, relinquishment, termination or nonrenewal by Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business, consistent with past practice (including without limitation entering into purchase orders), but in no event involving obligations (contingent or otherwise) of, or payments to Company in excess of $10,000 individually or $50,000 in the aggregate;

(n)                                 any payment or discharge of a material lien or liability thereof, which lien or liability was not either (i) shown on the balance sheet as of the Balance Sheet Date included in the Financial Statements or (ii) incurred in the ordinary course of business, consistent with past practice after the Balance Sheet Date;

(o)                                 any obligation or liability incurred by Company to any of their officers, directors or stockholders, except liabilities for salary, vacation and other employment benefits accrued in the ordinary course of business;

(p)                                 any amendment or change in the Certificate of Incorporation or Bylaws or other charter documents of Company;

(q)                                 any deferral of the payment of any accounts payable outside the ordinary course of business or in an amount which is material or any discount, accommodation or other concession made outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

(r)                                    any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of Company’s Capital Stock, or any acceleration or release of any right to repurchase shares of Company’s Capital Stock upon the stockholder’s termination of employment or services with Company or pursuant to any right of first refusal;

(s)                                  any material change in the manner in which Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(t)                                    any termination of the employment of any Employee;

(u)                                 sale, issuance, grant or authorization of the issuance or grant of: (A) any shares of Company Capital Stock of any class or other security (other than pursuant to exercise of outstanding stock options and warrants); (B) any option, call, warrant, obligation, subscription, or other right to acquire any Company Capital Stock or any other security, except the Milestone Options and the Additional Options or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(v)                                 any revaluation by Company of any of its assets; or

(w)                               any agreement or arrangement made by Company to do any of the foregoing or to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of Company set forth in Section 2 of this Agreement untrue or incorrect as of the date when made.

“Material Adverse Change” or “Material Adverse Effect,” when used with reference to any entity or group of related entities, means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events or changes are inconsistent with the representations or warranties made by such party in this Agreement) that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), prospects,capitalization, properties, employees, assets (including intangible assets), business, operations or results of operations of such entity and its subsidiaries, taken as a whole; provided, that in no event shall a change in the price of the publicly traded stock of Parent constitute, in and of itself, a Material Adverse Change or Material Adverse Effect in Parent.

2.12                           Agreements and Commitments.  Except as specifically identified in Schedule 2.12, Company is not a party or subject to any of the following (whether oral or written):

(a)                                  any contract, commitment, agreement, quotation or purchase order providing for payments by or to Company in an amount in excess of $10,000 individually or $50,000 in the aggregate;

(b)                                 any agreement under which Company is licensor of Intellectual Property (as defined in Section 2.13), or under which Company is licensee of any Intellectual

Property of any other person (except for standard “shrink wrap” licenses for off-the-shelf software products);

(c)                                  any agreement by Company to encumber, transfer or sell rights in or with respect to any Intellectual Property (as defined in Section 2.13 below);

(d)                                 any agreement for the sale or lease of real or personal property;

(e)                                  any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer, volume purchase agreement or other agreement for the distribution or sale of Company’s products (other than individual purchase orders in the ordinary course of business consistent with past practice);

(f)                                    any franchise agreement;

(g)                                 any stock redemption or purchase agreement;

(h)                                 any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons or the payment of royalties to any other person;

(i)                                     any instrument evidencing indebtedness for borrowed money or guarantees thereof;

(j)                                     any contract containing covenants purporting to limit Company’s freedom to compete in any line of business in any geographic area;

(k)                                  any agreement of indemnification or warranting other than standard warranties in connection with the sale of products and/or services in the ordinary course of business, consistent with past practice;

(l)                                     any agreement, contract or commitment relating to capital expenditures and which involves future payments in excess of $10,000 individually or $50,000 in the aggregate;

(m)                               any agreement, contract or commitment relating to the disposition or acquisition of any assets by Company or any Intellectual Property, which involves payments individually in excess of $10,000 individually or $50,000 in the aggregate;

(n)                                 any purchase order or contract for the purchase of raw materials which involves payments individually in excess of $10,000 individually or $50,000 in the aggregate;

(o)                                 any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or other securities of Company or any options, warrants or other rights to purchase or otherwise acquire any such shares of Company Capital Stock, other securities or options, warrants or other rights therefor, except for those agreements conforming to the standard agreement under the Stock Plans;

(p)                                 any contract providing for development of technology for Company, except the Development Agreement;

(q)                                 any contract or agreement for the employment of any officer, employee or consultant of Company or any other type of contract, agreement or understanding with any officer, employee or consultant of Company that is not immediately terminable by Company without cost or liability;

(r)                                    any contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of thirty (30) days or less; or

(s)                                  any contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any products or services.

(t)                                    any contract with or commitment to any labor union; or

(u)                                 any other oral or written agreement, obligation or commitment that is material to Company, its financial condition, business or prospects.

All agreements, contracts, obligations and commitments listed in Schedules 2.12, 2.13 and 2.16 (collectively “Material Agreements”) are valid and in full force and effect.  Neither Company nor any other party is in breach of or default under any material term of any Material Agreement, nor will Company nor any other party be in breach of or default (with or without notice or lapse of time, or both) under any such term after giving effect to the Merger or the transactions contemplated hereby.  No party to any such Material Agreement has given notice that Company is in breach or default thereunder, and no party to any such Material Agreement intends to cancel, withdraw, modify or amend such Material Agreement.  A true and complete copy of each Material Agreement and all amendments and schedules thereto has been delivered to Parent’s counsel.

Company is not a party to any Material Agreement or any other agreement, contract or instrument with any customer, supplier, landlord or labor union or association that (i) contains any provision that is or could reasonably be expected to become materially burdensome to Company, other than provisions that are in the ordinary course of Company’s businesses and are consistent with industry practice;(ii) provides for discounts or favored pricing to any future purchase of Company’s products or services; (iii) provides for any increases in the prices to be paid by Company to any supplier for any products or services; or (iv) provides for any warranty or similar obligations with respect to products or services other than an obligation to repair or replace products in the event of defective workmanship or materials provided by Company.

2.13                           Intellectual Property.

(a)                                  Company owns, or has the valid right or license to use, possess, sell, license, copy, distribute, market, advertise and/or dispose of all Intellectual Property (as defined below) necessary or required for the conduct of its businesses as presently conducted and for the development, manufacture, license, sale or use of any product or service currently under development (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”), and such rights to use, possess, sell, license, copy, distribute, market, advertise and/or dispose of are sufficient for such conduct of such businesses.  As used herein, the term “Intellectual Property” means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers’ notes, memoranda and records.

(b)                                 Neither the execution, delivery and performance of this Agreement or any Company Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will:  (a) constitute a material breach of or default under any instrument, contract, license or agreement governing any Company IP Rights to which Company is a party; (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP Right; or (c) materially impair the right of Company to use, possess, sell or license any Company IP Right or portion thereof.  There are no royalties, honoraria, fees or other payments payable by Company to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Company IP Rights by Company.

(c)                                  Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service currently licensed, utilized, sold, provided or furnished by Company, or currently under development by Company, violates any license or agreement between Company and any third party or infringes or misappropriates any Intellectual Property right of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right of Company to use, possess, sell, market, advertise, license or dispose of any Company IP Right nor is there any basis for any such claim, nor has Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion.

(d)                                 No Employee, consultant or independent contractor of Company:  (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any other party by virtue of such Employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, Company or using trade secrets or proprietary information of others; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Company that is subject to any agreement under which such Employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property related thereto.  The employment of any Employee or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any third party related to misappropriation of trade secrets, violation of any noncompetition agreement, violation of any form of non-disclosure agreement, or the infringement of intellectual property rights.

(e)                                  Except for fees paid or payable pursuant to standard “shrink-wrap” license agreements granting Company the right to use general purpose office computer software, there are no and will be no royalties, honoraria, fees or other payments (other than salaries payable to employees and amounts payable to independent contractors not contingent on or related to use of their work product) payable by Company, before or after the Closing Date, to any third person by reason of the ownership, use, possession, license, copying, modifying, making derivative works of, sale, marketing, advertising and/or disposition of any Company IP Rights by Company.

(f)                                    Company has taken all reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP Rights and all of Company’s ownership interests and proprietary rights therein.  All current and former officers, employees and consultants of Company having access to proprietary information of Company, its customers or business partners, have executed and delivered to Company an agreement regarding the protection of such proprietary information and the assignment of inventions to Company; and copies of the form of all such agreements have been delivered to Parent’s counsel.  Company has secured written assignments from all current and former consultants, contractors and employees who were involved in, or who contributed to, the creation or development of any Company IP Rights, of the rights to such contributions that may be owned by such persons or that Company does not already own by operation of law.  No current or former employee, officer, director, consultant or independent contractor of Company has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

(g)                                 Schedule 2.13(g) contains a true and complete list of (i) all worldwide registrations of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses owned by Company with any governmental or quasi-governmental authority; (ii) all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Company to secure, perfect or protect their interests in the Company IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks, and (iii) all unregistered copyrights, trademarks and service marks that are currently used in connection with the business of Company.  All patents, and all registered trademarks, registered service marks, registered Internet domain names, registered Internet or World Wide Web URLs or addresses and registered copyrights held by Company are valid, enforceable and subsisting.

(h)                                 Schedule 2.13(h) contains a true and complete list of (i) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which any person or entity is authorized to use any Company IP Rights, and (ii) all licenses, sublicenses and other agreements as to which Company is a party and pursuant to which Company is authorized to use any third party Intellectual Property which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by Company.

(i)                                     There is no unauthorized use, disclosure, infringement or misappropriation of any of the Company IP Rights by any third party, including any Employee or former employee of Company.  Company has not agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by Company.

2.14                           Compliance with Laws.  Company has complied in all material respects and is in compliance in all material respects with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, applicable to Company or to the assets, properties and business of Company.  Company has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are material to the conduct of its business as presently conducted, and there exists no current default under or violation of any such permit or approval.  Schedule 2.14 includes a summary of all violations of, or conflicts with, any applicable statute, law, rule, regulation, ruling, order, judgment or decree, and all allegations of any such violations, of which Company has received notice from each such governmental entity since its inception.

2.15                           Certain Transactions and Agreements.  No person who is an officer, director or Significant Stockholder of Company, or a member of any officer’s, director’s or Significant Stockholder’s immediate family, (a) has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with Company or Parent (except with respect to any interest in less than one percent (1%) of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is directly or indirectly interested in any material contract or informal arrangement with Company, except for compensation for services as an officer, director or employee of Company as listed in Schedule 2.16(b), (c) has any interest in any property, real or personal, tangible or intangible, used in the business of Company, except for the normal rights of a stockholder, or (d) has had, either directly or indirectly, a material interest in:  (i) any person or entity which purchases from or sells, licenses or furnishes to Company any goods, property, technology or intellectual or other property rights or services; or (ii) any contract or agreement to which Company is a party or by which it may be bound or affected.

2.16                           Employees.

(a)                                  Company is not subject to any collective bargaining agreements.  Company has good labor relations, and the consummation of the transactions provided for herein will not have a material adverse effect on Company’s labor relations.  To the best of Company’s knowledge, no Employee intends to leave Company’s employ.  Between January 1, 2002, and the date of this Agreement, no Employee, has given notice that such Employee intends to terminate his or her employment with Company.  There are no activities or proceedings of any labor union to organize any Employees and there are no strikes, material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any Employee.  Company is in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including without limitation, ERISA (as defined below), the Worker Adjustment Retraining and Notification Act, as amended, or any similar state or local law).

(b)                                 Company is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, and has made commercially reasonable efforts to correctly classify Employees as exempt employees and non-exempt employees under the Fair Labor Standards Act. A list of all Employees, officers and consultants of Company and their current title and/or job description and compensation is set forth on Schedule 2.16(b).  Company does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

(c)                                  Company has no pension plan, which constitutes, or has, since the enactment of ERISA constituted, a “multiemployer plan” as defined in Section 3(37) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).  No pension plan of Company is subject to Title IV of ERISA.

(d)                                 (1)                                  Schedule 2.16(d) lists each employment, severance or other similar contract, arrangement or policy, each “employee benefit plan” as defined in Section 3(3) of ERISA and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance or benefits for employees, consultants or directors which is entered into, maintained or contributed to by Company or any ERISA Affiliate and covers any Employee or former employee of Company.  Such contracts, plans and arrangements as are described in this Section 2.16(d) are collectively referred to herein as “Employee Plans”.  As used herein, “ERISA Affiliate” shall mean any entity which is a member of: (i) a “controlled group of corporations”, as defined in Section 414(b) of the Code; (ii) a group of entities under “common control”, as defined in Section 414(c) of the Code; or (iii) an “affiliated service group”, as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Company or any of its Subsidiaries.

(2)                                  Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan and each such Employee Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) have been delivered to Parent and its counsel), or has a remaining period of more than six (6) months time to apply for such letter.  No Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.  No Employee or employee of any of its subsidiaries, and no person subject to any health plan of Company or any of its subsidiaries has made medical claims through such health plan during the twelve (12) months preceding the date hereof for more than $10,000 in the aggregate for which Company is responsible (other than responsibility for insurance premiums).

(3)                                  Company has delivered to Parent and its counsel a complete and correct copy and description of each Employee Plan.

(4)                                  Company has timely filed and delivered to Parent and its counsel the most recent annual report (Form 5500) for each Employee Plan that is an “employee benefit plan” as defined under ERISA.

(5)                                  Company has not ever been a participant in any “prohibited transaction,” within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code.

(6)                                  All contributions due and owing from Company with respect to any of the Employee Plans have been made or have been accrued on Company’s financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

(7)                                  All individuals who, pursuant to the terms of any Employee Plan, are entitled to participate in any such Employee Plan, are currently participating in such Employee Plan or have been offered an opportunity to do so and have declined.

(8)                                  Company will have no liability to any Employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

(e)                                  There has been no amendment to, written interpretation or announcement (whether or not written) by Company relating to, or change in Employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof during the calendar year 2001.

(f)                                    The group health plans (as defined in Section 4980B(g) of the Code) that benefit the Employees are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect Company and its Employees.  As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any of Employee Plans, covered Employees, or qualified beneficiaries that could result in a Material Adverse Effect on Company, or in a Material Adverse Effect on Parent after the Effective Time.

(g)                                 Company is not a party to any:  (a) agreement with any Employee (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of the Merger or any of the other transactions contemplated by this Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such Employee regardless of the reason for such termination of employment, except as required by applicable law; (b) agreement or plan, including any stock option plan, phantom stock plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which can be accelerated, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (c) agreement to pay any bonus, commission or performance payment to an Employee.

2.17                           Books and Records.  The books, records and accounts of Company (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Company, and (d) accurately and fairly reflect the basis for the Financial Statements.  Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (x) transactions have been executed in accordance with management’s general or specific authorization; (y) transactions have been recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, and (ii) to maintain accountability for assets; and (z) the amount recorded for assets on the books and records of Company has been compared with the existing assets at reasonable intervals and appropriate action has been taken with respect to any differences.

2.18                           Insurance.  Schedule 2.18 sets forth all material claims made under insurance policies since January 1, 2000 and Company has maintained since inception, and now maintains all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and Company is otherwise in compliance with the terms of such policies and bonds and all such policies are in full force and effect.  There is no threatened termination of, or material premium increase with respect to, any of such policies.  All policies of insurance held by Company since January 1, 2000 are set forth in Schedule 2.18, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible, and with respect to each policy currently in effect, the applicable provisions, as of the date of this Agreement.

2.19                           Environmental, Health, and Safety Matters.

(a)                                  Company and its predecessors and affiliates have complied in all material respects and are in compliance in all material respects with all Environmental, Health, and Safety Requirements.  For purposes of this Agreement, the term “Environmental, Health, and Safety Requirements” means all statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

(b)                                 No Site is a treatment, storage or disposal facility, as defined in and regulated under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et. seq., is or ever was listed or is proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et. seq., or any similar state list of sites requiring investigation or cleanup.  The term “Site” means any of the real properties currently or previously owned, leased, used or operated by Company, any predecessors of Company or any entities previously owned by Company, including all soil, subsoil, surface waters and groundwaters there at.

(c)                                  Company and its predecessors and affiliates have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(d)                                 None of the following exists at any Site:  (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas.

(e)                                  Company and its predecessors and affiliates have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements.  Neither this Agreement, the Company Ancillary Agreements nor the consummation of the transactions that are the subject of this Agreement will result in any obligations of Company for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so called “transaction triggered” or “responsible property transfer” or Environmental, Health and Safety Requirements.

(f)                                    Company and its predecessors and affiliates have not either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental, Health, and Safety Requirements.

(g)                                 No facts, events or conditions relating to any Site will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

2.20                           Suppliers.  Company has no outstanding material disputes concerning goods or services provided by any supplier.  Company has not received any information from any supplier that the supplier will not continue as a supplier of Company (or the Surviving Corporation) after the Closing or that any such supplier intends to terminate, interrupt or materially modify existing contracts or arrangements with Company (or the Surviving Corporation).  Company has access, on commercially reasonable terms, to all goods and services reasonably necessary to it to carry on its business as currently conducted and Company believes it will continue to have such access on commercially reasonable terms.

2.21                           Restrictions on Business Activities.  Except for this Agreement and the Company Ancillary Agreements, there is no agreement, judgment, injunction, order or decree binding upon Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Company, any acquisition of property by Company, the conduct of business of Company as currently conducted or as currently proposed to be conducted, or the conduct by Company of any business activities permitted by applicable law.

2.22                           Certain Payments.  Since inception, neither Company nor any officer or director thereof, has offered, paid, promised to pay, or authorized payment of, or given any money, gift or anything of value to (a) any governmental official or employee, (b) political party or candidate thereof, or (c) any person while knowing that all or a portion of such money or thing of value will be given or offered to any governmental official or employee or political party or candidate thereof; with the purpose of influencing any act or decision of the recipient in his or her official capacity or to induce the recipient to use his or her influence to affect an act or decision of a government official or employee.

2.23                           Bank Accounts.  Schedule 2.23 sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.24                           Other Entities’ Liabilities.  Company has no debts, liabilities or obligations, contingent or otherwise, with respect to the operations, transactions, debts, liabilities or obligations of any other entity.

2.25                           Debt.  Company has no indebtedness for borrowed money other than pursuant to the Loan Agreement between Company and Parent entered into contemporaneously with this Agreement attached as Exhibit J (the “Loan Agreement”).

2.26                           Corporate Documents.  Company has provided to Parent’s counsel complete and correct copies of all documents identified in the Company Disclosure Letter and each of the following:  (a) copies of its Certificate of Incorporation and Bylaws as currently in effect; (b) copies of its minute book containing records of all proceedings, consents, actions and meetings of Company’s directors, committees of the board of directors and stockholders; (c) copies of its stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements; and (d) all permits, orders and consents issued by any regulatory agency with respect to Company, or any securities of Company, and all applications for such permits, orders and consents.

2.27                           No Brokers.  Neither Company nor any affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of Company, any of its employees, officers, directors, stockholders, agents or affiliates.

2.28                           Disclosure.  This Agreement, its exhibits and schedules, and any of the certificates or documents to be delivered by Company and the Significant Stockholders to Parent

under this Agreement, taken together in their entirety, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

2.29                           Directors and Officers.  Schedule 2.29 accurately identifies all of the directors and officers of Company.

2.30                           Information Statement.  Prior to the Closing Date Company shall have delivered to each Company Stockholder the Information Statement (as defined in Section 7.12) and appointed a “purchaser representative” satisfying the requirements set forth in Rule 501 promulgated under the 1933 Act (“Rule 501”) for each Company Stockholder who is not an “accredited investor” (as such term is defined in Rule 501).  The information furnished by Company in the Information Statement regarding a description of its business and risk factors related to its business will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.                                      [RESERVED]

4.                                      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to Company and the Company Stockholders that, except as set forth in the letter addressed to Company from Parent and dated as of the date of this Agreement, including all schedules thereto (which shall specifically reference the Sections of this Agreement to which the specific items of disclosure therein constitute an exception) which has been delivered by Parent to Company concurrently with the parties’ execution of this Agreement (the “Parent Disclosure Letter”), each of the representations, warranties and statements contained in the following sections of this Section 4 is true and correct as of the date of delivery of the Notice of Call Interest under the Purchase Option Agreement and will be true as of the Closing Date.  For all purposes of this Agreement, the statements contained in the Parent Disclosure Letter shall also be deemed to be representations and warranties made and given by Parent and Merger Sub under Section 4 of this Agreement.

4.1                                 Organization.  Parent is a corporation duly organized and validly existing under the laws of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is duly qualified to do business in each jurisdiction in which such qualification is required.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

4.2                                 Power, Authorization and Validity.

(a)                                  Parent has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Certificate of Merger, the Voting Agreements, the Option Agreement, the Development Agreement, the Escrow Agreement, and the Loan Agreement (collectively, the “Parent Ancillary Agreements”).  The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate and stockholder action on the part of Parent.  Merger Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Certificate of Merger (the “Merger Sub Ancillary Agreement”).  The execution, delivery and performance of this Agreement and the Merger Sub Ancillary Agreement have been duly and validly approved and authorized by all necessary corporate and stockholder action on the part of Merger Sub.

(b)                                 No filing, authorization, consent or approval, governmental or otherwise, is necessary to enable Parent and Merger Sub to enter into, and to perform their respective obligations under, this Agreement, the Parent Ancillary Agreements or the Merger Sub Ancillary Agreement, except for: (i) the filing of the Certificate of Merger with the Delaware Secretary of State; (ii) such post-closing filings as may be required to comply with federal and state securities laws; and (iii) the filing with the SEC and the effectiveness of the registration statements for the S-8 and for the resale S-3 under the 1933 Act that is required to be filed by Parent after the Effective Time pursuant to the terms and conditions of this Agreement.

(c)                                  This Agreement and the Parent Ancillary Agreements are valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.  This Agreement and the Merger Sub Ancillary Agreement are valid and binding obligations of Merger Sub enforceable against Merger Sub in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

(d)                                 The Board of Directors of Parent has reserved for issuance sufficient shares of Parent Common Stock to consummate the transactions contemplated hereby.

4.3                                 No Violation of Charter Documents.  Neither the execution and delivery of this Agreement or any Parent Ancillary Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of any provision of the Certificate of Incorporation or Bylaws of Parent, as currently in effect.  Neither the execution and delivery of this Agreement or any Merger Sub Ancillary Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of any provision of the Certificate of Incorporation or Bylaws of Merger Sub, as currently in effect.

4.4                                 [Reserved]

4.5                                 Disclosure.  Parent has furnished to Company and to each Significant Stockholder an investor disclosure package consisting of Parent’s annual report on Form 10-K, for the fiscal year ending December 31, 2001, all Forms 10-Q and 8-K and amendments thereto filed by Parent with the SEC since December 31, 2001 and up to the date of this Agreement and all proxy materials distributed to Parent’s stockholders since December 31, 2001 and up to the date of this Agreement, in each case excluding any exhibits or attachments thereto (the “Parent Disclosure Package”).  The documents in the Parent Disclosure Package conformed, as of the dates of their respective filing with the SEC, in all material respects, to the requirements of the 1933 Act and the 1934 Act and.  The financial statements of Parent, including the notes thereto, included in the documents in the Parent Disclosure Package (the “Parent Financial Statements”) fairly and accurately represented in all material respects the consolidated financial condition of Parent as of their respective dates and Parent’s consolidated results of operations for the respective periods specified therein in conformity with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments).

4.6                                 Parent Common Stock.  The Parent Common Stock to be issued pursuant to the Merger will be duly authorized, and when the share certificates in respect of such Parent Common Stock are issued in accordance with the terms hereof, will be validly issued and fully paid.

4.7                                 No Brokers.  Neither Parent nor any affiliate of Parent is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Company will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of Parent, any of its employees, officers, directors, stockholders, agents or affiliates.

5.                                      CLOSING MATTERS AND COVENANTS

5.1                                 The Closing.  The closing of the transactions provided for herein (the “Closing”) will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 on the third business day after the date on which all such conditions have been satisfied or waived, or at such other place, time and date as Company and Parent may mutually select (the “Closing Date”).  As soon as practicable after the Closing, Certificate of Merger will be filed in the office of the Secretary of State of the State of Delaware.  Accordingly, the Merger will become effective at the Effective Time.

5.2                                 Conversion of Shares and Exchange of Certificates.

(a)                                  As of the Effective Time, all shares of Company Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist, and all such shares will be automatically converted into the right to receive from Parent, and shall be exchangeable for, the number of Parent Common Stock and cash determined as set forth in Section 1.2, subject to Sections 1.2(f), 1.2(h), 1.2(i), 1.2(j), 1.3 and 1.10.

(b)                                 At and after the Effective Time, each certificate representing outstanding shares of Company Stock will represent the right to receive cash, if applicable, and share certificates covering the number of Parent Common Stock as determined pursuant to Section 1.2 hereof, subject to Sections 1.2(f), 1.2(h), 1.2(i), 1.2(j), 1.3 and 1.10, for which such shares of Company Stock have been or will be exchanged, and such Parent Common Stock will be registered in the name of the holder of such certificate.  Parent shall make available to Mellon Investor Services, L.L.C. (the “Exchange Agent”) certificates representing Parent Common Stock to be issued in exchange for outstanding shares of Company Stock and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to Section 1.2(h).  As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the “Certificates”) and which shares were converted into the right to receive Parent Common Stock pursuant to Section 1.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in form and contain an agreement to be bound by the indemnification provisions hereof and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and, if applicable, cash.  Upon surrender of a Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance satisfactory to Parent and the Exchange Agent (the “Affidavit”) to the Exchange Agent or to such other agent or agents as may be appointed by Parent (Parent or the Exchange Agent may require the delivery of a suitable bond), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Parent or its transfer agent will (x)(1) issue to each tendering holder of a Certificate or an Affidavit (a “Tendering Company Holder”), certificates for the number of Parent Common Stock to which such holder is entitled pursuant to Section 1.2, subject to the provisions of Section 1.2(h) and 1.10, and (2) pay by check to each Tendering Company Holder cash in the amounts payable in accordance with Section 1.2(h), or (y) cash in the amount payable in accordance with Section 1.2 (j).

(c)                                  All cash and share certificates covering the number of Parent Common Stock as determined pursuant to Section 1.2, subject to Sections 1.2(f), 1.2(h), 1.2(i), 1.2(j), 1.3 and 1.10 (and, if applicable, cash in lieu of fractional shares) to be delivered upon the surrender of Certificates in accordance with the terms hereof will be delivered to the registered holder of such Certificate.  After the Effective Time, there will be no further registration of transfers of the shares of Company Capital Stock on the stock transfer books of Company.

(d)                                 Subject to Section 5.2(c), until Certificates representing Company Stock, outstanding prior to the Merger are surrendered pursuant to Section 5.2(b) above, such Certificates will be deemed, for all purposes, to evidence only ownership of (i) the right to receive share certificates covering the number of Parent Common Stock for which the shares of Company Stock are to be exchanged, and (ii) if applicable, the right to receive the amount of cash for which the shares of Company Stock are entitled under the terms of this Agreement.

(e)                                  No dividends or distributions payable to holders of record of Parent Common Stock after the Effective Time will be paid to the holder of any unsurrendered Certificate unless and until the holder of such unsurrendered Certificate surrenders such Certificate or an Affidavit to Parent as provided above.  Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Certificate or Affidavit, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions theretofore paid with respect to Parent Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

(f)                                    Any certificate of Parent Common Stock or cash that remains undistributed to the stockholders for twelve months after the Effective Time shall be delivered to Parent upon demand and any stockholder who has not theretofore complied with this Section 5 shall thereafter look only to Parent as general creditors for payment of their claim for Parent Common Stock and cash, and any applicable dividend or distribution with respect to Parent Common Stock.

(g)                                 Neither Parent, Merger Sub or Company shall be liable to any holder of Company Stock for Parent Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.3                                 Dissenting Shares.  If holders of Company Stock are entitled to appraisal rights pursuant to DGCL in connection with the Merger, any Dissenting Shares will not be converted into the right to receive Parent Common Stock and cash, if applicable, but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to DGCL.  Company shall give Parent prompt notice (and in no event more than two (2) business days after receipt) of any demand received by Company for appraisal of Company Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demand.  Company agrees that, except with the prior written consent of Parent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal.  In the event that any Company Stockholder fails to make an effective demand for payment or otherwise loses his or her status as a holder of Dissenting Shares (a “Dissenting Stockholder”), Parent shall, as of the later of the Effective Time or ten (10) business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Stockholder of its Certificate(s), the shares of Parent Common Stock and cash payment, if applicable, in each case without interest, thereon, to which such Dissenting Stockholder would have been entitled to under Section 1.2, subject to Section 1.10.

5.4                                 Post-Closing Company Employee Matters.  Each Employee who continues to be employed by Company following the Effective Time (a “Continuing Employee”) will be entitled to participate in Parent’s employee benefit plans commensurate with his or her position in accordance with Parent’s standard policies in effect from time to time.  Company shall offer to each Employee that is not a Continuing Employee a transition package mutually agreed upon by Company and Parent.

5.5                                 Conduct of Business of Company.  Except as expressly contemplated by this Agreement or as described on Schedule 5.5, during the period from the date hereof to the Effective Time, Company will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and Employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described on Schedule 5.5, during the period from the date hereof to the Effective Time, Company will not, without the prior written consent of Parent, which shall be evidenced by a signed waiver or e-mail in the form of Exhibit K from Brett Gaines, Senior Director Business Development of Parent (the “Parent Representative”):

(a)                                  amend its Certificate of Incorporation or bylaws;

(b)                                 enter into any contract that would be a Material Agreement (as defined in Section 2.12), or amend or, otherwise modify or waive any of the material terms of any of its Material Agreements;

(c)                                  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other securities  or equity equivalents (including, without limitation, any options or appreciation rights), except for (i) the issuance and sale of shares pursuant to exercise of currently outstanding stock options,  Milestone Options and the Additional Options and (ii) the granting of the Milestone Options and the Additional Options in accordance with Section 6.7 of the Option Agreement;

(d)                                 (i) incur or assume any long-term or short-term debt (other than the obligation to reimburse employees for any employee advance of travel, meals or other employee expense in the ordinary course of business) or issue any debt securities, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans, advances or capital contributions or investments, (iv) pledge or otherwise encumber any Company Capital Stock, (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than Permitted Liens, as defined in the Security Agreement) or (vi) accelerate the repayment date of any debt or lease;

(e)                                  incur any liability other than in the ordinary course;

(f)                                    except as may be required by law (including actions necessary to maintain the qualified status of any plan under the Code), enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner or increase or accelerate in any manner the compensation, vesting schedule or fringe benefits of any director, officer or employee, grant any options to purchase stock of Company (other than the granting of the Milestone Options and the Additional Options in accordance with Section 6.7 hereof) or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of appreciation rights or performance units);

(g)                                 (i) acquire, sell, lease or dispose of any assets (tangible or intangible) having a fair market value in excess of $10,000 in the aggregate, or (ii) acquire, sell, lease, license, transfer, disclose or otherwise dispose (including through disclosure of proprietary information) any material Intellectual Property of the Company;

(h)                                 split, combine or reclassify any shares, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares, make any other actual, constructive or deemed distribution in respect of its shares or otherwise make any payments to the stockholders of Company in their capacity as such, or redeem or otherwise acquire any of its securities;

(i)                                     adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company (other than the Merger);

(j)                                     terminate the employment of any employee of Company;

(k)                                  except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

(l)                                     (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, (ii) breach or otherwise violate any material term of any Material Agreement or (iii) authorize any new capital expenditure or expenditures which individually is in excess of $10,000 or in the aggregate are in excess of $50,000;

(m)                               commence any litigation or binding dispute resolution process (other than against Parent for breach of this Agreement or the transactions contemplated hereby), or settle or compromise any pending or threatened suit, action or claim;

(n)                                 make or revoke any tax election or settle or compromise any income tax liability or agree to any tax audit;

(o)                                 fail to file any tax returns when due (or, alternatively, fail to file for available extensions) or fail to cause such tax returns when filed to be complete and accurate in all material respects;

(p)                                 fail to pay any taxes or other material debts when due;

(q)                                 take any action or fail to take any action that could reasonably be expected to limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of Company under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder;

(r)                                    allow any insurance policy relating to Company’s assets, properties or business to be amended or terminated or to expire or lapse without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;

(s)                                  engage in any willful action with the intent to adversely impact any of the transactions contemplated by this Agreement or the other transactions contemplated between Company and Parent; or

(t)                                    take or agree in writing or otherwise to take any of the actions described in clauses (a) through (s) above or any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect.

5.6                                 No Solicitation or Negotiation.  Between the date hereof and the earlier of the termination of this Agreement and the Effective Time, Company shall not (nor shall Company permit any of its officers, directors, employees, agents and representatives or cause any person on behalf of Company to) directly or indirectly, take any of the following actions with any person other than Parent and Merger Sub in violation of the “No-Shop” provisions of the Option Agreement.

5.7                                 Access to Information.

(a)                                  Between the date hereof and the Effective Time, Company will provide Parent and its authorized representatives with reasonable access during normal business hours and, as necessary, during evening hours and on weekends, to the facilities of Company, its personnel and representatives, and its books and records and personnel files of current Employees; provided, that Parent and Merger Sub agree that such access will give due regard to minimizing interference with the operations, activities and Employees of Company.

(b)                                 Between the date hereof and the Effective Time, Company shall furnish to Parent and its authorized representatives such financial and operating data and other information with respect to the business and properties of Company as Parent may from time to time reasonably request.

(c)                                  Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement and the Company Ancillary Agreements, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreement (collectively, the “Ancillary Agreements”), pursuant to the terms of that certain Nondisclosure Agreement entered into between Company and Parent, dated May 7, 2002, the Source Code License between Company and Parent, dated August 26, 2002, and the Memorandum of Understanding between Company and Parent, dated September 24, 2002 (collectively, the “Confidentiality Agreement”).

5.8                                 Updating Schedules.  Company shall deliver to Parent within two business days following Parent’s exercise of its call option pursuant to the Option Agreement and also prior to the Closing Date, a written update or supplement to the Company Disclosure Letter reflecting events occurring and during the period from the date of this Agreement through the date of Parent’s exercise of the call option and the Closing Date respectively; provided, however, that such disclosure shall not be deemed to constitute an exception to its representations and warranties under Section 2, affect Parent’s obligation to close the Merger nor limit the rights and remedies of Parent and Merger Sub under the Agreement for any breach by Company of its representations and warranties.

5.9                                 Notification of Certain Matters.  Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) the institution of any action, or any threat thereof and (c) any material failure of Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not cure such failure to satisfy any covenant, condition or agreement or limit or otherwise affect the conditions to the performance hereunder or remedies available hereunder for the party receiving such notice.

5.10                           Rule 145 Affiliate Legends.  Schedule 5.10 sets forth those persons who, in Company’s reasonable judgment, are or may be “affiliates” of Company within the meaning of Rule 145 (each such person, a “Rule 145 Affiliate”) promulgated under the 1933 Act (“Rule 145”).  Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list.  Parent and Sub shall be entitled to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock and to place the following legend on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE

TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

5.11                           Closing Date Balance Sheet.  Company shall prepare and deliver the Closing Date Balance Sheet at least three (3) business days prior to the Closing Date.  “Closing Date Balance Sheet” shall mean the estimated balance sheet of Company delivered to Parent at least three (3) business days prior to the Closing Date, that has been prepared in accordance with GAAP (except that the Closing Date Balance Sheet may omit footnotes and other presentation items that may be required by GAAP) consistently applied on a basis consistent with the Financial Statements (as defined in Section 2.7 hereof) and that fairly presents an estimate by Company in good faith based on reasonable assumptions of the balance sheet of Company as of the Closing Date immediately prior to the Effective Time.  The Closing Balance shall also set forth Company’s analysis of the adjustments required by Section 1.2(i).

5.12                           Termination of 401(k) Plan.  Effective as of the day immediately preceding the Closing Date, Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to Company that such 401(k) plans shall not be terminated).  Unless Parent provides such written notice to Company no later than five (5) business days prior to the Closing Date, Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Company’s Board of Directors.  The form and substance of such resolutions shall be subject to review and approval of Parent.  Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.  In the event that termination of Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date.

5.13                           Spreadsheet.  Company shall update the information required by Sections 2.3(a) and 2.3(b) and for (i) each holder of Company Stock include the exchange ratio applicable to each holder, the number of shares of Parent Common Stock to be issued to each holder, the number of shares of Parent Common Stock to be deposited with the Escrow Agent on behalf of each holder, and such other information relevant thereto or which the Exchange Agent may reasonably request, and (ii) each holder of a Company Options the number of shares of Parent Common Stock that may be purchased following the Merger and the exercise price per share of Parent Common Stock.

5.14                           Vesting Waivers.  Concurrently with the execution of this Agreement, each Employee set forth on Schedule 5.14 of Company holding Company Restricted Stock shall enter into a Vesting Waiver with Parent on the terms set forth on Schedule 5.14.

5.15                           Investors’ Rights Agreement.  Company shall terminate the Investors’ Rights Agreement, dated as of June 2002, by and among the Company and the investors listed on Schedule A thereto (the “Investors’ Rights Agreement”) prior to the Closing Date.

5.16                           Reasonable Cooperation.  If Parent determines in its sole discretion to seek a permit pursuant to Section 25121 of the California Corporate Securities Law of 1968, so that the issuance of Parent Common Stock in the Merger will be exempt from registration under Section 3(a)(10) of the 1933 Act, Company shall cooperate and prepare such material to assist Parent in obtaining such a permit and Parent shall not be obligated to file a registration statement for the Resale S-3.

6.                                      CONDITIONS TO OBLIGATIONS OF COMPANY AND THE SIGNIFICANT SHAREHOLDERS

The obligations of Company and the Significant Stockholders hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company and the Significant Stockholders, but only in writing signed on behalf of Company and the Significant Stockholders by Company’s President or Chief Financial Officer):

6.1                                 Accuracy of Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Section 4 (a) that are qualified by materiality shall be true and accurate and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warrants that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects, on and as of such specified date or dates), and Company shall have received a certificate dated the Closing Date to such effect executed on behalf of Parent and Merger Sub by a duly authorized officer.

6.2                                 Covenants.  Parent and Merger Sub shall have performed and complied in all material respects with all of its covenants contained in Section 5 (to the extent that such covenant required performance by Parent or Merger Sub on or before the Closing) and Company shall have received a certificate to such effect executed on behalf of Parent and Merger Sub by a duly authorized officer.

6.3                                 Compliance with Law; No Legal Restraints.  There shall not be issued, enacted or adopted, or threatened in writing by any governmental authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any governmental authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement or any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement.  No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

6.4                                 Government Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.

7.                                      CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Parent and Merger Sub, but only in writing signed on behalf of Parent and Merger Sub by its Chief Executive Officer or Chief Financial Officer):

7.1                                 Accuracy of Representations and Warranties.  The representations and warranties of Company set forth in Section 2 (a) that are qualified as to materiality shall be true and correct and (b) that are not qualified as to materiality shall be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made at the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified as to materiality shall be true and correct, and such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects, on and as of such specified date or dates), and at the Closing Parent shall have received a certificate to such effect executed by Company’s President or Chief Executive Officer. The representations and warranties of each Company Stockholder set forth in such Company Stockholder’s Investment Representation Letter shall be true and correct.

7.2                                 Covenants.  Company shall have performed and complied in all material respects with all of its covenants contained in Section 5 (to the extent that such covenant required performance by Company on or before the Closing) and Parent shall have received a certificate to such effect executed by Company’s President or Chief Executive Officer.

7.3                                 Compliance with Law; No Legal Restraints.  There will not be any issued, enacted or adopted, or threatened in writing by any governmental authority any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding by any governmental authority that prohibits or renders illegal or imposes limitations on:  (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreements; or (b) Parent’s right (or the right of any subsidiary of Parent) to own, retain, use or operate any of its products, properties or assets (including equity, properties or assets of Company) on or after consummation of the Merger or seeking a disposition or divestiture of any such properties or assets.

7.4                                 Consents.  There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities laws.  Parent shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of those third parties whose consent or approval may be required as a result of the Merger pursuant to the terms of any agreement or license that is identified in Schedule 2.5 to Company Disclosure Letter.

7.5                                 Documents.  Parent shall have received all written consents, assignments, waivers, authorizations or other certificates necessary to provide for the continuation in full force and effect of any and all material contracts and leases of Company, and for Parent to consummate the transactions contemplated hereby in form reasonably satisfactory to Parent, including consents to the transactions contemplated hereby from each party identified on Schedule 2.5 (which shall include all Company agreements regarding Debt and the license by Company of Intellectual Property and with respect to all such Company agreements regarding the license by Company of Intellectual Property, shall provide that Company as well as Parent and its subsidiaries shall be entitled to use such Intellectual Property).

7.6                                 No Litigation.  No litigation or proceeding shall be threatened or pending which will have the probable effect of enjoining or preventing the consummation of the Merger or any of the material transactions contemplated by this Agreement.  No litigation or proceeding shall be pending which could reasonably be expected to have a Material Adverse Effect on Company or Parent.

7.7                                 Opinion of Company’s Counsel.  Parent shall have received from Brobeck, Phleger & Harrison LLP, counsel to Company, an opinion substantially in the form attached hereto as Exhibit L.

7.8                                 Requisite Approvals; Dissenting Shares Limitation.  The principal terms of this Agreement and the Merger shall have been approved and adopted by the vote or written consent of Company Stockholders holding not less than ninety-five percent (95%) of the total number of outstanding shares of Company Common Stock and seventy percent (70%) of the total number of outstanding shares of Company Series A Stock.  Demands for appraisal rights shall not have been made by stockholders holding in the aggregate five percent (5%) or more of the Company Capital Stock outstanding as of the Effective Time.

7.9                                 Employment and Noncompetition Matters.

(a)                                  Each of the Employees of Company designated in writing by Parent on or prior to Parent’s exercise of its call option shall have executed and delivered to Parent an employment offer letter provided by Parent in substantially the form of Parent’s standard offer letter.

(b)                                 Each of the individuals listed on Exhibit M shall have executed and delivered to Parent a Non-Competition Agreement.

(c)                                  Each of the individuals designated in writing by Parent on or prior to Parent’s exercise of its call option shall have executed and delivered to Parent an invention assignment and confidentiality agreement in the form attached hereto as Exhibit N.

7.10                           Investment Representation Letters; Exemptions Available.  Parent shall have received an executed counterpart of the Investment Representation Letter executed by each Company Stockholder other than Dissenting Stockholders.  The offer and sale of the Parent Common Stock to Company Stockholders pursuant to this Agreement shall be exempt from the registration requirements of the 1933 Act and the registration and/or qualification requirements of all other applicable state securities laws.

7.11                           Resignations of Directors and Officers.  The directors and officers of Company in office immediately prior to the Effective Time of the Merger will have resigned as directors of Company in writing effective as of the Effective Time.

7.12                           Information Statement.  Company shall have delivered to each Company Stockholder no later than three (3) business days prior to the Closing Date an information statement regarding the transactions contemplated by this Agreement in a form acceptable to Parent (the “Information Statement”) and appointed a “purchaser representative” satisfying the requirements set forth in Rule 501 for each Company Stockholder who is not an “accredited investor” (as such term is defined in Rule 501).

7.13                           Employee Plans.  Company shall have taken such actions as are necessary to terminate all such Employee Plans that Parent has requested to be terminated.  Company shall have terminated any and all group severance, separation, retention and salary continuation plans, programs or arrangements that Parent has requested to be terminated.

7.14                           No Material Adverse Effect.  There shall have occurred no Material Adverse Effect on Company.

7.15                           Closing Date Balance Sheet.  Parent shall have received from Company the Closing Date Balance Sheet pursuant to Section 5.11 hereof.

7.16                           Spreadsheet.  Company shall have delivered to Parent and the Exchange Agent the Spreadsheet certified as complete and correct by the Chief Executive Officer of Company.

7.17                           Termination of Investors’ Rights Agreement.  Parent shall have received evidence to its satisfaction of the termination of the Investors’ Rights Agreement.

8.                                      SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

8.1                                 Survival of Representations and Warranties.  All representations and warranties of Company (contained in this Agreement or in any certificate or instrument delivered by or on behalf of Company or any Significant Stockholder pursuant hereto or in connection herewith) will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of the parties to this Agreement, until the eighteen (18) month anniversary of the Closing Date.  Notwithstanding the foregoing, any Indemnified Person (as defined below) may seek recovery of Special Damages (as defined below) at any time prior to the expiration of the statute of limitations for such claim.  The date of expiration of an Indemnified Person’s right to seek recovery of Damages (as defined below) for a particular claim for indemnification hereunder (a “Claim”) shall be referred to as the “Release Date” for such Claim.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall terminate as of the Closing (without prejudice to any rights Company Stockholders may have for any violations of applicable law).

8.2                                 Indemnification by the Company Stockholders.  Subject to the limitations set forth in this Section 8.2, the Company Stockholders will jointly and severally indemnify and hold harmless Parent, its Subsidiaries, the Surviving Corporation and its respective officers, directors, agents and employees, and each person, if any, who controls or may control Parent within the meaning of the 1933 Act (hereinafter in this Section 8.2 referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all claims, demands, actions, causes of action, losses, reductions in value that result in a charge or expense under GAAP), costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, “Damages”) directly or indirectly caused by or arising out of:

(a)                                  any failure, inaccuracy, misrepresentation, breach or default of or in, any of the representations, warranties and covenants of Company (contained in this Agreement or in any certificate or instrument delivered by or on behalf of Company pursuant hereto or in connection herewith) and the Significant Stockholders (contained in this Agreement or their Investment Representation Letters);

(b)                                 any fraudulent conduct, fraudulent misrepresentation or other willful misconduct on the part of Company or any officer, director, employee or agent of Company or any Significant Stockholder in connection with the transactions contemplated by this Agreement; and

(c)                                  for the one year period following the Closing Date, 50% of the intrinsic value of the acceleration in vesting/lapse of repurchase right on Edward Pak’s shares of Parent Common Stock pursuant to the terms of the Employment Agreement Amendment.

8.3                                 Limitation on Damages.  In seeking indemnification for Damages under this Section 8, the Indemnified Persons shall make no claim for Damages unless and until such Damages aggregate at least $20,000, inclusive of legal fees (the “Basket”), in which event such Indemnified Person may make claims for all Damages (including the first $20,000 thereof); provided, however, that notwithstanding anything herein to the contrary, the Basket shall not be applicable to any claim by any Indemnified Person for indemnification for any Special Damages.  The aggregate liability of each Company Stockholder pursuant to this Section 8 (other than for damages arising under clause (i) of the definition of Special Damages) shall be limited to the value of such Stockholder’s proportionate interest in Total Consideration.  As used herein, “Special Damages” means Damages proximately caused by or arising out of (i) any fraudulent conduct, fraudulent misrepresentation or other willful misconduct on the part of Company or any officer, director or management Employee of Company or any Significant Stockholder in connection with the transactions contemplated by this Agreement, (ii) any failure, inaccuracy or misrepresentation in the representations and warranties of Company set forth in Sections 2.3 (Capitalization), 2.9 (Taxes), 2.7 (Company Financial Statements), 2.13 (Intellectual Property) 2.16 (Employees), and 2.19 (Environmental, Health, and Safety Matters) hereof or (iii) the events described in Section 8.2(c).

8.4                                 Survival of Claims.  Notwithstanding anything to the contrary, if, prior to the applicable Release Date, an Indemnified Person makes a claim for indemnification under this Agreement, then the Indemnified Person’s rights to indemnification under this Section 8 for such Claim shall survive beyond such Release Date.

8.5                                 Stockholder Agent.

(a)                                  For purposes of this Agreement, immediately and automatically upon the approval of this Agreement by the requisite vote or written consent of the Company Stockholders, and, without any further action on the part of any such stockholders, each stockholder of Company shall be deemed to have consented to the appointment of Thomas Pak, as his, her or its representative (the “Stockholder Agent”) and the attorney-in-fact for and on behalf of each such Company Stockholder, and the taking by the Stockholder Agent of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement and the Escrow Agreement, including the exercise of the power to (i) execute the Escrow Agreement, (ii) authorize delivery to Parent and the Surviving Corporation of the Escrow Shares and the Escrow Cash, or any portion thereof, in satisfaction of Claims, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Claims, (iv) resolve any Claims and (v) take all actions necessary in the judgment of the Stockholder Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement.  Accordingly, the Stockholder Agent has unlimited authority and power to act on behalf of each Company Stockholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Claims, rights or obligations arising from and taken pursuant to each such agreement.  The Company Stockholders will be bound by all actions taken by the Stockholder Agent in connection with this Agreement or the Escrow Agreement and Parent and Merger Sub shall be entitled to rely on any action or decision of the Stockholder

Agent.  The Stockholder Agent will incur no liability with respect to any action taken or suffered by him or her in reliance upon any notice, direction, instruction, consent, statement or other document believed by him or her to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own willful misconduct or gross negligence.  In all questions arising under this Agreement or the Escrow Agreement, the Stockholder Agent may rely on the advice of counsel, and the Stockholder Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Stockholder Agent based on such advice.  The Stockholder Agent will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him or her.  At any time, holders of a majority in interest of the Escrow Shares, determined at the Effective Time, may appoint a new Stockholder Agent by written consent by sending notice and a copy of the written consent appointing such new Stockholder Agent signed by holders of a majority in interest of the Escrow Shares to Parent and the Escrow Agent.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent, Merger Sub (or, if after the Effective Time, the Surviving Corporation) and the Escrow Agent.  The Stockholder Agent will serve without compensation.

8.6                                 Notice of Claims.

(a)                                  Parent shall promptly give to the Stockholder Agent a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further, that failure to give such notice shall not relieve the stockholders of their obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b)                                 The Stockholder Agent shall have thirty (30) days after the giving of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice and notify the Parent to release the amount of Escrow Stock and Escrow Cash (pro rata to the value of Escrow Stock and escrow cash, if any, in the Escrow) or (ii) to provide such Indemnified Person with notice that it disagrees with the amount or method of determination set forth in the Claim Notice (the “Dispute Notice”).  Within fifteen days after the giving of the Dispute Notice, Stockholder Agent and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter.  In the event that the controversy is not resolved within thirty (30) days of the giving of the Dispute Notice, the parties shall proceed to binding arbitration pursuant to the arbitration procedures set forth in Section 9.1 hereof.  For purposes of Section 8, each Escrow Share will be valued at the Closing Price.

8.7                                 Third Person Claims.  If a claim by a third person is made against a Indemnified Party, and if such party intends to seek indemnity with respect thereto under this

Section 8, such Indemnified Party shall promptly notify the Stockholder Agent in writing of such claims, setting forth such claims in reasonable detail.  Parent shall undertake, conduct and control though counsel of its choosing and at Company’s expense, the settlement and defense thereof.

9.                                      MISCELLANEOUS

9.1                                 Governing Law; Dispute Resolution.  The internal laws of the State of California (irrespective of its conflicts of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.  Any dispute hereunder (“Dispute”) shall be settled by arbitration in Santa Clara County, California, and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA Rules”) then in effect.  However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules.  Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

(a)                                  Compensation of Arbitrator.  Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(b)                                 Selection of Arbitrator.  The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.  In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

(c)                                  Payment of Costs.  Parent and Company Stockholders will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award.  The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

(d)                                 Burden of Proof.  For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(e)                                  Award.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.  The arbitrator may not award punitive damages.

(f)                                    Terms of Arbitration.  The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

(g)                                 Exclusive Remedy.  Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement; provided, however, that nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

9.2                                 Assignment; Binding Upon Successors and Assigns.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.3                                 Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

9.4                                 Counterparts.  This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument.  This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories and Parent shall have exercised its call option pursuant to the Option Agreement.

9.5                                 Other Remedies.  All remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

9.6                                 Amendment.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by writing signed by each party to be bound thereby.  This Agreement may be amended by the parties hereto at any time before or after approval of Company Stockholders.

9.7                                 No Waiver.  The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provision on any other occasion.

9.8                                 Expenses.  Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to this Agreement and the transactions contemplated hereby.

9.9                                 Notices.  Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by facsimile (evidenced by confirmation showing successful transmission) or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

(a)                                  If to Parent:

Silicon Image, Inc.

1060 East Arques Ave.

Sunnyvale, CA 94086

Attention:  Howard Freedland, Esq.
General Counsel

Phone:  (408) 616-4000

Fax:  (408) 830-9531

with a copy to:

Fenwick & West LLP

275 Battery Street, Suite 1500

San Francisco, CA 94111

Attention:  David K. Michaels, Esq.

Phone:  (415) 875-2300

Fax:  (415) 281-1350

(b)                                 If to Merger Sub:

TWN Acquisition Corp.

c/o Silicon Image, Inc.

1060 East Arques Ave.

Sunnyvale, CA 94086

Attention:  Howard Freedland
Secretary

Phone:  (408) 616-4000

Fax:  (408) 830-9531

with a copy to:

Fenwick & West LLP

275 Battery Street, Suite 1500

San Francisco, CA 94111

Attention:  David K. Michaels, Esq.

Phone:  (415) 875-2300

Fax:  (415) 281-1350

(c)                                  If to Company:

TransWarp Networks, Inc.

374 S. Milpitas Blvd.

Milpitas, CA 95035

Attention: Bill Weir

Phone:  (408) 635-0091

Fax:  (408) 635-0095

with a copy to:

Brobeck, Phleger & Harrison LLP
2000 University Ave.
East Palo Alto, CA 94303

Attention: Curtis L. Mo

Phone:  (650) 331-8000

Fax:  (650) 331-8100

(d)                                 If to Stockholder Agent:

Thomas Pak

5117 Waller Avenue

Fremont, CA 94536

Phone:  (408) 635-0091

Fax:  (408) 635-0095

with a copy to:

Brobeck, Phleger & Harrison LLP
2000 University Ave.
East Palo Alto, CA 94303

Attention: Curtis L. Mo

Phone:  (650) 331-8000

Fax:  (650) 331-8100

(e)                                  If to the Significant Stockholders:

At the addresses indicated under their names on the signature page hereto or to such other address as the party in question may have furnished to the other parties by written notice given in accordance with this Section 9.9.

9.10                           Stamp Duty.  Any stamp duty, transfer tax or similar tax payable in connection with the transfer of Company Stock by any Company Stockholder shall be payable by such Company Stockholder.

9.11                           Construction of Agreement.  A reference to a section, schedule or exhibit will mean a section in, schedule to, or an exhibit to, this Agreement, unless otherwise explicitly set forth.  The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement.  For the purposes of such construction, this Agreement will be considered as a whole.

9.12                           Further Assurances.  Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by another party to evidence and reflect the transactions provided for herein and to carry into effect the intent of this Agreement.

9.13                           Absence of Third-Party Beneficiary Rights.  No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

9.14                           Public Announcement.  Upon or following execution of this Agreement, Parent may issue a press release, previously reviewed by Company, announcing the Merger, it being understood, however, that Company may only make such private announcements to its Employees as may be approved in writing by Parent concerning the subject matter of this Agreement that it deems are reasonably necessary or advisable to carry into effect the transactions contemplated hereby.  Thereafter, Parent may issue such press releases, and make such other disclosures regarding the Merger, as it reasonably and in good faith determines are required under applicable securities laws or regulatory rules.

9.15                           Entire Agreement.  This Agreement, the Ancillary Agreements and the exhibits and schedules hereto and thereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

9.16                           Effect of Schedules.  Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules, any information disclosed in one of such Schedules shall not be deemed to be disclosed in any other Schedules.

9.17                           Mutual Drafting.  This Agreement is the joint product of Parent, Company and the Significant Stockholders and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Parent, Company and the Significant Stockholders and shall not be construed for or against any party thereto.

9.18                           No Joint Venture.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party.  No party will have the power to control the activities and operations of any other, and the parties’ status is, and at all times, will continue to be, that of independent contractors with respect to each other.  No party will have any power or authority to bind or commit any other.  No party will hold itself out as having any authority or relationship in contravention of this Section 9.18.

9.19                           Confidentiality Agreement.  All parties to the Confidentiality Agreement acknowledge and reaffirm their obligations thereunder pending the Closing, subject to Section 9.14.

9.20                           Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company Stockholders:

(a)                                  by mutual written consent of Parent and Company;

(b)                                 by Parent or Company if (i) any court of competent jurisdiction in the United States or other United States governmental entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by April 30, 2003 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

(c)                                  by Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Merger Sub set forth in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6 would be incapable of being satisfied by the Outside Date (or as otherwise extended pursuant to Section 9.20), (ii) there shall have been a material breach by Parent or Merger Sub of any of their respective covenants or agreements hereunder, and Parent or Merger Sub, as the case may be, has not cured such breach within twenty (20) business days after notice by Company thereof or if within twenty (20) business days of the Outside Date, by the Outside Date; provided, that Company has not breached any of its obligations hereunder to the extent it would entitle Parent to terminate this Agreement pursuant to Section 9.20(d), or (iii) there shall have been a Material Adverse Effect on Parent; or

(d)                                 by Parent if (i) there shall have been a breach of any representation or warranty on the part of Company set forth in this Agreement or if any representation or warranty of Company shall have become untrue in either case such that the conditions set forth in Section 7 would be incapable of being satisfied by the Outside Date (or as otherwise extended pursuant to Section 9.20), (ii) there shall have been a material breach by Company of its covenants or agreements hereunder, and Company has not cured such breach within twenty (20) business days after notice by Parent thereof or if within twenty (20) business days of the Outside Date, the Outside Date; provided that neither Parent nor Merger Sub has breached any of their respective obligations hereunder to the extent it would entitle Company to terminate the this Agreement pursuant to Section 9.20(c), or (iii) there shall have been a Material Adverse Effect on Company.

9.21                           Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 9.20, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of Sections 9.8 and 9.19.  Nothing contained in this Section 9.21 shall relieve any party from the liability for any breach of this Agreement prior to such termination or for fraud or intentional misrepresentation or for any intentional breach of such party’s representations, warranties, covenants or obligations contained herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SILICON IMAGE, INC.		TRANSWARP NETWORKS, INC.

By:	/s/ David D. Lee	By:	/s/ Edward Pak
Name: David D. Lee		Name: Edward Pak
Title: Chief Executive Officer		Title: Chief Executive Officer

TWN ACQUISITION CORP.		THOMAS PAK, as Stockholder Agent

By:	/s/ Howard Freedland	By:	/s/ Thomas Pak
Name: Howard Freedland		Name: Thomas Pak
Title: President		Title: Stockholder Agent

SIGNIFICANT SHAREHOLDERS

/s/ Edward Pak		/s/ Thomas Pak
Edward Pak		Thomas Pak
19834 Glen Brae Dr.		5117 Waller Avenue
Saratoga, CA 95070		Fremont, CA 94536

/s/ Serome Technology Investment, Inc.
Serome Technology Investment, Inc.
5201 Great America
Santa Clara, CA 95054

[Signature Page to Agreement and Plan of Reorganization]

Exhibit H

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of April 7, 2003 (the “Effective Date”), by and among Silicon Image, Inc., a Delaware corporation (“Parent”), Thomas Pak, as the stockholder agent (the “Stockholder Agent”), to the stockholders of TransWarp Networks, Inc., a Delaware corporation (“Company”), and U.S. Bank National Association, as Escrow Agent (the ”Escrow Agent”).

RECITALS

A.                                   Parent, Company, TWN Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Significant Stockholders have entered into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated as of December 9, 2002, pursuant to which Company shall be merged with and into Merger Sub in a forward triangular merger (the “Merger”), with Merger Sub to be the surviving corporation of the Merger (the “Surviving Corporation”).  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Reorganization Agreement, a copy of which is attached hereto.

B.                                     Section 1.10 of the Reorganization Agreement provides that the Escrow Shares and twelve and one half percent (12.5%) of any cash paid by Parent as part of the Total Consideration (the “Escrow Cash”) are to be deducted and withheld from the Total Consideration and placed in an escrow account (the “Escrow Account”) to secure certain indemnification obligations of Company stockholders to Parent and other Indemnified Persons under Section 8 of the Reorganization Agreement on the terms and conditions set forth in this Agreement.  The number of Escrow Shares and, if any, Escrow Cash, initially required to be deposited in the Escrow Account by each Company stockholder pursuant to this Agreement, the taxpayer identification number of each Company stockholder, the percentage interest of each Company stockholder in the Escrow Shares and, if any, the Escrow Cash, and the Closing Price are set forth on Exhibit A attached hereto.

C.                                     The parties desire to set forth in this Agreement the terms and conditions pursuant to which the Escrow Shares and Escrow Cash, if any, shall be deposited, held in, and disbursed from the Escrow Account.

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.                                      Escrow and Indemnification

(a)                                  Escrow of Shares and Cash.  Promptly after the Closing Date, Parent or its transfer agent shall deposit the Escrow Shares to be deducted and withheld from the shares of Parent Common Stock issued to the Company stockholders in the Merger with the Escrow Agent in the manner contemplated by Section 2(a) of this Agreement, accompanied by a written notice making reference to this Agreement and identifying the shares so deposited as the Escrow Shares.  Promptly after the Closing Date, Parent shall also deposit the Escrow Cash, if any, with the Escrow Agent in the manner contemplated by Section 2(b) of this Agreement.  The Escrow Agent shall hold the Escrow Shares and Escrow Cash in escrow as collateral for the indemnification obligations of the Company stockholders under Section 8 of the Reorganization Agreement until the Escrow Agent is required to release such Escrow Shares and Escrow Cash in accordance with the terms of this Agreement.  The Escrow Agent agrees to accept delivery of the Escrow Shares and Escrow Cash and to hold such Escrow Shares and Escrow Cash in escrow subject to the terms and conditions of this Agreement. As used in this Agreement, the term “Escrow Shares” shall include the “Initial Escrow Shares” and all “Additional Escrow Shares”, as those terms are defined in Sections 2(a) and 2(c) of this Agreement.

(b)                                 Indemnification.  Parent and the other Indemnified Persons are indemnified pursuant to the terms of Section 8 of the Reorganization Agreement (which terms are incorporated herein by reference) from and against any Claims (as defined below), subject to the limitations set forth in Section 8 of the Reorganization Agreement and in this Agreement.  The Escrow Shares and Escrow Cash, if any, shall be security for these indemnification obligations, subject to the terms and conditions of Section 8 of the Reorganization Agreement and this Agreement.  As set forth in the Reorganization Agreement, Thomas Pak shall act as the initial Stockholder Agent of the Company stockholders for purposes of this Agreement, and is duly authorized to be and act as such Stockholder Agent and may bind the Company stockholders as provided herein.

(c)                                  Notice of Claim.  As used herein, the term “Claim” means a claim for indemnification under Section 8 of the Reorganization Agreement made by Parent or any other Indemnified Person.  Parent is authorized to make Claims on behalf of any other Indemnified Person.  An Indemnified Person shall give written notice of a Claim (a “Notice of Claim”) to the Stockholder Agent and the Escrow Agent as promptly as reasonably practicable after either:  (i) discovery, after the Closing, of any fact or circumstance that gives rise to indemnification rights under Section 8 of the Reorganization Agreement; or (ii) discovery, after the Closing, of verbal or written notice to Parent or to any other Indemnified Person of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person that is based upon or includes facts or assertions that would, if true, give rise to indemnification rights under Section 8 of the Reorganization Agreement (a “Third-Party Claim”).  Any Indemnified Person may give a Notice of Claim at any time prior to the close of the Escrow Period (as defined in Section 1(d) of this Agreement) in order to seek recovery of Damages against the Escrow Shares and Escrow Cash pursuant to this Agreement.  No delay on the part of any Indemnified Person in giving the Stockholder Agent notice of a Claim shall relieve the Stockholder Agent or any Company stockholder from any of its obligations under Section 8 of the Reorganization Agreement or this Agreement unless (and then only to the extent that) the Stockholder Agent and the Company stockholders are prejudiced thereby.

(d)                                 Escrow Period.  As used herein, the term “Escrow Period” means that time period beginning on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date.  Parent shall deliver to Escrow Agent written notice of the Closing Date, on which Escrow Agent may rely without inquiry.

(e)                                  Third-Party Claims.  Parent shall undertake, conduct and control, through counsel of its choosing, the settlement and defense of any Third-Party Claim, and, subject to the terms and conditions of this Agreement, the costs and expenses incurred by Parent in connection with such defense (including but not limited to reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Damages related to or

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resulting from a Claim for which an Indemnified Person may seek indemnity pursuant to a Claim made hereunder; provided, however, that the Stockholder Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim so long as the receipt of such documents by the Stockholder Agent does not affect any privilege relating to the Indemnified Person.

(f)                                    Escrow Deductions.  Payments for finally determined Claims shall be satisfied ratably from the Escrow Shares and Escrow Cash, if any, in proportion to the relative values of the aggregate amount of Escrow Shares (valued at the Closing Price as appropriately adjusted to reflect any Capital Change) and Escrow Cash delivered to the Escrow Agent, with deductions from the Escrow Shares and the Escrow Cash, if any, of the Company stockholders being made ratably in proportion to their respective percentage interests in the Escrow Shares set forth on Exhibit A.

(g)                                 No Election of Remedies.  Parent and any other Indemnified Person may institute Claims against the Escrow Shares and Escrow Cash and in satisfaction thereof may retake Escrow Shares or Escrow Cash, as the case may be, in accordance with this Agreement without making any claims directly against Company or any Company stockholder and without rescinding or attempting to rescind the transactions consummated pursuant to the Reorganization Agreement.  The assertion of any single Claim hereunder will not bar Parent or any other Indemnified Person from asserting other Claims hereunder.  Parent and any other Indemnified Person need not exhaust any other remedies that may be available to it, but rather may proceed directly in accordance with the provisions of this Agreement.

2.                                      Deposit of Escrow Shares and Escrow Cash; Release from Escrow.

(a)                                  Delivery of Escrow Shares.  As soon as reasonably practicable after the Closing Date: the Escrow Shares allocable to each Company stockholder as shown on Exhibit A (the “Initial Escrow Shares”) shall be delivered by Parent or Parent’s transfer agent to the Escrow Agent in the form of duly authorized stock certificates for such shares registered in the name of Embassy & Co.  In the event Parent issues any Additional Escrow Shares (as defined below), Parent shall instruct its transfer agent to deliver such Additional Escrow Shares to the Escrow Agent and those Additional Escrow Shares will be deposited into the Escrow Account.  Unless and until stock certificates representing Additional Shares are received by the Escrow Agent, the Escrow Agent may assume that none have been issued.

(b)                                 Delivery of Escrow Cash.  As soon as reasonably practicable after the Closing Date, the Escrow Cash, if any, allocable to Company stockholders as shown on Exhibit A shall be delivered by Parent to the Escrow Agent and the Escrow Agent shall deposit the Escrow Cash in an account at the Escrow Agent (or an affiliate or custodian acting on its behalf).  The Escrow Agent shall invest Escrow Cash in accordance with Section 2(d) below.  The Escrow Cash shall be maintained in the Escrow Agent’s account until the release of the Escrow Cash in accordance with the other provisions of this Agreement.

(c)                                  Dividends, Voting and Rights of Ownership.  Except for dividends paid in shares of Parent stock that are declared and paid with respect to the Escrow Shares or shares of Parent Common Stock issued with respect to Escrow Shares and resulting from a stock split or subdivision (“Additional Escrow Shares”), any cash dividends, dividends payable in securities

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or other distributions of any kind made or paid in respect of the Escrow Shares shall be distributed currently by Parent to each Company stockholder.  Each Company stockholder shall have the right to vote the Escrow Shares deposited in the Escrow Account for the account of such Company stockholder so long as such Escrow Shares are held in escrow, and Parent shall take all reasonable steps necessary to allow the exercise of such rights.  So long as the Escrow Shares remain in the Escrow Agent’s possession pursuant to this Agreement and have not been canceled or forfeited as provided herein, each Company stockholder shall retain and shall be able to exercise voting rights with respect to such Escrow Shares and all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions of this Agreement.  Parent and Company stockholders will arrange for the payment of dividends and the delivery of proxies and other notices among themselves, and the Escrow Agent need not be involved.

(d)                                 Investment of Escrow Cash.  The Escrow Agent shall invest Escrow Cash in the First American Funds’ Prime Obligations Fund or, with the prior written consent of Parent, in another money market mutual fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States Government.  All interest or any other income earned with respect to such investment shall be retained by the Escrow Agent as part of Escrow Cash until distributed in accordance with the other provisions of this Agreement.  For tax reporting purposes, all such income shall be allocated to the Company stockholders in accordance with their respective percentage interests in the Escrow Cash set forth on Exhibit A.

(e)                                  Distributions to Company Stockholders.  On or before the fifth business day after the Escrow Period expires (the “Final Release Date”), the Escrow Agent shall release from escrow to each Company stockholder such Company Stockholder’s Escrow Property (as defined below) other than any of such Company Stockholder’s Escrow Property (i) that has previously been delivered to an Indemnified Person, (ii) that is owed to an Indemnified Person and is to be canceled and/or forfeited in accordance with Section 4 in satisfaction of Claims by an Indemnified Person or (iii) that is otherwise subject to a pending Claim by an Indemnified Person.  As used in this Agreement, a “Company Stockholder’s Escrow Property” refers to and means the Initial Escrow Shares allocable to such Company stockholder and the Additional Escrow Shares allocable to such Company stockholder, if any, and the Escrow Cash allocable to such Company stockholder, if any.

(f)                                    Release of Escrow Shares and Escrow Cash.  The Escrow Shares and Escrow Cash shall be held by the Escrow Agent until such Escrow Shares and Escrow Cash are required to be released pursuant to either: (i) Section 2(e) of this Agreement; or (ii) when required under applicable provisions of Section 4 of this Agreement.  The Escrow Agent shall deliver to the Company stockholders or to Parent (who is authorized to accept delivery of Escrow Shares or Escrow Cash on behalf of any Indemnified Person), as applicable hereunder, the requisite number of Escrow Shares or amount of Escrow Cash to be released on such applicable date as is called for by this Agreement.  Such delivery of Escrow Shares shall be in the form of stock certificate(s) registered in the name of such Company stockholders or such name as Parent shall designate prior to cancellation of such Escrow Shares, as applicable, in accordance with this Agreement.  Such delivery of Escrow Cash, if any, shall be in the form of checks in the names of such Company stockholders or Parent, as applicable, in accordance with this Agreement.  The Escrow Agent shall coordinate with Parent’s transfer agent who shall cause such stock certificates to be registered in the appropriate names as determined by the Escrow

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Agent in accordance with this Agreement.  Parent shall give the Escrow Agent prompt written notice of the name and address of any new transfer agent for Parent’s Common Stock.  Parent and the Stockholder Agent undertake to deliver a prompt written notice to the Escrow Agent identifying the number of Escrow Shares or amount of Escrow Cash to be released to each of the Company stockholders and/or Parent, as applicable, in accordance with this Agreement.  Unless the Escrow Agent is instructed otherwise by Parent and the Stockholder Agent, Escrow Shares or Escrow Cash released to the Company stockholders shall be released to each of them in proportion to their respective percentage interests as set forth in Exhibit A hereto.  The Escrow Agent shall use good faith efforts (with Parent’s assistance) to have such stock certificates in its possession by delivery from Parent’s transfer agent no later than two (2) business days prior to the day on which the Escrow Agent is to deliver such certificates to the Company stockholders pursuant to Section 2(e).  Cash shall be paid in lieu of any fraction of an Escrow Share held by any Company stockholder (computed for each Company stockholder by aggregating all Escrow Shares held by such Company stockholder) in an amount equal to the applicable fraction of an Escrow Share multiplied by the Closing Price, such price per share to be adjusted to reflect any stock dividend, stock split, reverse stock split, combination of shares, reclassification, recapitalization or other similar event affecting Parent Common Stock (each a “Capital Change”), whether occurring at or after the Closing Date.  Parent shall distribute, or Parent shall provide to the Escrow Agent and Escrow Agent shall distribute, cash in lieu of fractional Escrow Shares.  Parent shall be deemed to have purchased the fractional shares for which it has provided cash-in-lieu payments.

(g)                                 No Encumbrance.  No Escrow Shares or Escrow Cash or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by a Company stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Company stockholder, prior to the delivery to such Company stockholder of such Escrow Shares or Escrow Cash by the Escrow Agent in accordance with this Agreement.  The Escrow Agent shall have no responsibility for determining or enforcing compliance with this Section 2(g), except that the Escrow Agent shall retain possession of the stock certificates evidencing the Escrow Shares and the Escrow Cash as required by this Agreement.

(h)                                 Power to Transfer Escrow Shares.  The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares or Escrow Cash contemplated by this Agreement.  Parent shall cooperate with the Escrow Agent in causing Parent’s transfer agent to promptly issue stock certificates to effect such transfers.

(i)                                     Legend.  Stock certificates representing Escrow Shares will (until they are released to the Company stockholders or Parent in accordance with this Agreement) bear the following legend indicating that they are subject to this Agreement:

“THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN ACCORDANCE WITH THE TERMS OF AN ESCROW AGREEMENT AMONG THE ISSUER, THOMAS PAK (AS STOCKHOLDER AGENT OF THE HOLDER THEREOF), AND U.S. BANK NATIONAL ASSOCIATION.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.”

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(j)                                     Updating.  Parent and the Stockholder Agent shall promptly deliver to the Escrow Agent a revised Exhibit A to update the information contained therein following the occurrence of any of the following events:  (i) a Capital Change, (ii) any issuance of Additional Escrow Shares; (iii) any change in the Closing Price; or (iv) any change in the information set forth in Exhibit A regarding the Company stockholders.  Unless and until the Escrow Agent receives such revised Exhibit A, the Escrow Agent may assume without inquiry that the last Exhibit A it received remains in effect and that such exhibit has not been, and is not required to be, modified.

3.                                      Contents of Notice of Claim.

(a)                                  Each Notice of Claim given pursuant to Section 1(c) of this Agreement shall be in writing and shall contain the following information to the extent it is reasonably available:

(i)                                     Statement of the amount of the Damages that Parent or any other affected Indemnified Person believes have been actually incurred in connection with the Claim and statement of its good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages that will ultimately be incurred in connection with such Claim, which amount of estimated future Damages may, without limitation, include the amount of damages claimed by a third party plaintiff in an action brought against Parent, the Surviving Corporation or any other Indemnified Person based upon or including facts or assertions which, if true, would give rise to Damages; and

(ii)                                  A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged Damages based on Parent’s or any other affected Indemnified Person’s good faith belief thereof, including, without limitation and if applicable, the identity and address of any third-party claimant (to the extent reasonably available to an Indemnified Person) and copies of any formal demand or complaint of any such third-party claimant.

(b)                                 The Escrow Agent shall not transfer any of the Escrow Shares or Escrow Cash held in the Escrow Account to Parent pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 4.

4.                                      Resolution of Claims and Transfers of Escrow Shares.  Any Notice of Claim received by the Stockholder Agent and the Escrow Agent pursuant to Sections 1(c) and 3 of this Agreement shall be resolved as follows:

(a)                                  Uncontested Claims.  The Stockholder Agent shall have thirty (30) days after the giving of any Notice of Claim to agree to the amount or method of determination set forth in the Notice of Claim (an “Uncontested Claim”) and to notify Parent and the Escrow Agent to release the amount of Escrow Stock and Escrow Cash, if any, to Parent or the Indemnified Person.  Upon receipt of such notice from Stockholder Agent, or if Stockholder Agent does not contest such Notice of Claims during such thirty (30) day period, the Escrow Agent shall:  (i) immediately release from escrow and transfer to Parent for cancellation and/or forfeiture that number of Escrow Shares valued in accordance with the Closing Price set forth in the most current Exhibit A it has received and Escrow Cash equal to the amount of Damages specified in such Notice of Claim, which transferred and/or forfeited Escrow Shares and Escrow

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Cash shall be taken from and forfeited by the Company stockholders in the manner set forth in Section 1(f) of this Agreement; and (ii) notify the Stockholder Agent in writing of such transfer and forfeiture of Escrow Shares and Escrow Cash as promptly as reasonably practicable.

(b)                                 Contested Claims.  In the event that the Stockholder Agent does not agree to the amount or method of determination set forth in the Notice of Claim (a ”Contested Claim”), the Stockholder Agent shall provide Parent or the Indemnified Person with a written notice stating such disagreement to Parent (a “Dispute Notice”), or Indemnified Person, and the Escrow Agent within thirty (30) days after the giving of any Notice of Claim.  Within fifteen (15) days after receipt by the Escrow Agent of the Dispute Notice, the Stockholder Agent and such Indemnified Party shall negotiate in a bona fide attempt to resolve the matter.  In the event that the controversy is not resolved within thirty (30) days of the receipt by the Escrow Agent of the Dispute Notice, the parties shall proceed to binding arbitration pursuant to the arbitration procedures set forth in Section 4(c) below.

(c)                                  Arbitration of Contested Claims.  The parties agree that any Contested Claim shall be submitted to arbitration before the American Arbitration Association (“AAA”) or its successor and that any such arbitration shall be conducted in Santa Clara County, California.  Either Parent or the Stockholder Agent may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with AAA and giving a copy of such demand to each of the other parties to this Agreement; Parent (on behalf of itself and any other Indemnified Person) and Stockholder Agent shall be the parties to the arbitration.  The arbitration shall be conducted in accordance with the provisions of the commercial arbitration rules of the American Arbitration Association (“AAA Rules”) then in effect.  However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules.  The AAA will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with California contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the AAA will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.  In the event that the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the AAA (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the AAA the person who will act as the arbitrator.  The parties covenant that they will participate in the arbitration in good faith, and that they will share in its costs in accordance with subparagraph (i) below.  The provisions of this paragraph may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.  Subject to the provisions of subparagraph (vi) below, judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

(i)                                     Payment of Costs.  Parent and Company stockholders will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award.  The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

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(ii)                                  Burden of Proof.  For any Contested Claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceeding governed by California law exclusively.

(iii)                               Award.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a final written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall deliver such documents to the Escrow Agent, the Stockholder Agent and Parent, together with a signed copy of the Final Award.  Subject to the provisions of subparagraph (vi) below, the Final Award shall constitute a conclusive determination of all issues in question, binding upon the Company stockholders, the Stockholder Agent and Parent, and shall include an affirmative statement to such effect.  To the extent that the Final Award determines that Parent or any other Indemnified Person has actually incurred Damages in connection with the Contested Claim through the date of the Final Award (“Incurred Damages”), the Final Award shall set forth and award to Parent or other Indemnified Person, as applicable, the amount of such Incurred Damages.  In addition, the Final Award shall set forth and award to Parent or other Indemnified Person, as applicable, an additional amount of Damages equal to the reasonably foreseeable amount of alleged Damages that the arbitrator determines are reasonably likely to be incurred by Parent and/or any other Indemnified Person as a result of the facts giving rise to the Contested Claim (“Estimated Damages”), which amount of Estimated Damages may, without limitation, include the amount of damages claimed by a third party plaintiff in an action brought against Parent, the Surviving Corporation or any other Indemnified Person based upon or including facts or assertions which, if true, would give rise to Damages.

(iv)                              Timing.  The Stockholder Agent, Parent and the arbitrator shall conclude each arbitration pursuant to this Section 4 as promptly as possible for the Contested Claim being arbitrated.  The parties agree that time is of the essence.

(v)                                 Terms of Arbitration.  The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or the Reorganization Agreement.

(vi)                              Treatment of Damages.  Upon the arbitrator’s issuance of the Final Award in such arbitration, the arbitrator shall immediately deliver a copy of such Final Award to the Stockholder Agent, Parent and the Escrow Agent as provided above.  Upon issuance of such Final Award, Parent will immediately be entitled to recover (A) the amount of any Incurred Damages determined and awarded to Parent under such Final Award and (B) the amount of Estimated Damages determined and awarded under such Final Award to the extent that such Estimated Damages do not arise from a Third-Party Claim, all in accordance with paragraph (vii) below, and such Incurred Damages and such Estimated Damages will be deemed to be owed to Parent for purposes of this Agreement.  If the Final Award determines and awards any Estimated Damages to Parent that arise from a Third-Party Claim then: (i) if the actual amount of such Estimated Damages is determined by a settlement agreement or a final judgment or arbitration award prior to the Resolution Date (as defined below) for the Contested Claim with respect to which such Estimated Damages were awarded under the Final Award, then for purposes of this Agreement, the amount of such Estimated Damages owed to Parent shall be the amount so determined by such settlement agreement, judgment or award; and (ii) if the actual amount of

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such Estimated Damages is not so determined prior to such Resolution Date, then for purposes of this Agreement, the amount of such Estimated Damages owed to Parent shall be the amount of such Damages determined and awarded in the Final Award.  As used herein, the term “Resolution Date” for a Contested Claim means the eighteen month anniversary of the Closing Date.  Both Incurred Damages and Estimated Damages owed to Parent are deemed to be Damages for purposes of this Agreement.

(vii)                           Release of Escrow Shares and Escrow Cash Pursuant to Arbitration Award.  Upon its receipt of a copy of the Final Award, the Escrow Agent will (i) immediately release from escrow and transfer to Parent for cancellation and/or forfeiture that number of Escrow Shares and amount of Escrow Cash, if any, having a value (determined in accordance with Section 4(e) of this Agreement) equal to the amount of Damages (if any) owed to Parent (as determined under paragraph (iii) above), which transferred and forfeited Escrow Shares and Escrow Cash shall be taken from and forfeited by each of the Company stockholders in the manner set forth in Section 1(f) of this Agreement, and (ii) notify the Stockholder Agent in writing of such transfer and forfeiture of Escrow Shares and Escrow Cash as promptly as reasonably practicable.

(d)                                 Settled Claims.  If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Stockholder Agent and Parent (a “Settled Claim”), then the Stockholder Agent and Parent shall promptly deliver such executed settlement agreement to the Escrow Agent together with written instructions executed by both Parent and the Stockholder Agent to the Escrow Agent (“Settlement Instructions”) which shall, in accordance with and subject to the terms of the written settlement agreement, instruct the Escrow Agent either:  (i) to release a stated number of Escrow Shares and stated amount of Escrow Cash, if any, to Parent pursuant to such settlement agreement; and/or (ii) that no action need be taken by the Escrow Agent with respect to such Claim.  Upon its receipt of such settlement agreement and Settlement Instructions instructing the Escrow Agent to release Escrow Shares and of Escrow Cash, if any, to Parent, the Escrow Agent shall: (i) immediately release from escrow and transfer to Parent for cancellation and/or that number of Escrow Shares and Escrow Cash that Parent and the Stockholder Agent have agreed shall be transferred and forfeited by the Company stockholders in such Settlement Instructions, which transferred and forfeited Escrow Shares and Escrow Cash shall be taken from and forfeited by each of the Company stockholders in the manner set forth in Section 1(f) of this Agreement; and (ii) notify the Stockholder Agent in writing of such transfer and forfeiture of Escrow Shares and Escrow Cash as promptly as reasonably practicable.

(e)                                  Determination of Number of Escrow Shares Forfeited.  Any amount of Damages owed to Parent or any Indemnified Person hereunder, determined pursuant to the foregoing provisions of this Section 4, shall be immediately payable to Parent out of the Escrow Shares and Escrow Cash, if any, then held by the Escrow Agent, and the forfeited Escrow Shares and Escrow Cash, if any, shall be taken from and forfeited by the Company stockholders in the manner set forth in Section 1(f) of this Agreement.  For purposes of this Agreement, Escrow Shares shall be deemed to have a per share value equal to the Closing Price (such price per share to be adjusted to reflect any Capital Change, whether occurring at or after the Closing Date as set forth in the most current Exhibit A the Escrow Agent has received).  Thus, the number of Escrow Shares to be released from escrow, forfeited by the Company stockholders and transferred to Parent in satisfaction of a Claim for Damages (whether an Uncontested Claim, a Contested

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Claim or a Settled Claim) and not paid in Escrow Cash as provided in Section 1(f) of this Agreement shall be the amount of such Damages divided by the Closing Price (such price per share to be adjusted to reflect any Capital Change).

(f)                                    Multiple Claims Permitted.  The assertion of any single Claim for indemnification hereunder shall not bar Parent from asserting any other Claims hereunder.

5.                                      Limitation of Escrow Agent’s Liability.

(a)                                  Limitation of Liability.  The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, fraud or gross negligence.  The Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content of any document delivered to it.  The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone.  The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.  The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the implied duty of good faith and fair dealing.

(b)                                 Resolution of Conflicting Demands.  In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent shall have the absolute right, at the Escrow Agent’s election, to do any or all of the following:  (i) resign so a successor can be appointed pursuant to Section 10 of this Agreement; (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves; or (iii) give written notice to the other parties that it has received conflicting instructions from Parent and the Stockholder Agent and is refraining from taking action until it receives instructions consented to in writing by both Parent and the Stockholder Agent.  In the event an interpleader suit as described in clause (ii) above is brought, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and Parent shall pay the Escrow Agent all costs, expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent’s rights under this Section 5(b) (such costs, fees and expenses shall be treated as extraordinary fees and expenses for the purposes of Section 9 of this Agreement).  Parent shall be entitled to reimbursement from the Company stockholders of any extraordinary fees and expenses of Escrow Agent in the event Parent prevails in such dispute pursuant to Section 9 of this Agreement.

(c)                                  Indemnification.  Each party to this Agreement other than the Escrow Agent (each an “Indemnifying Party” and together the “Indemnifying Parties”), hereby jointly and severally covenants and agrees to reimburse, indemnify and hold harmless Escrow Agent, the Escrow Agent’s officers, directors, employees, counsel and agents (severally and collectively, “Escrow Agent”), from and against any loss, damage, liability or loss suffered,

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incurred by, or asserted against Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon, any act or omission by Escrow Agent (not involving gross negligence, willful misconduct or fraud on Escrow Agent’s part) relating in any way to this Agreement or the Escrow Agent’s services hereunder.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  Any Indemnifying Party who reimburses or indemnifies the Escrow Agent pursuant to this Section 5(c) shall have a right to seek contribution from any and all other Indemnifying Parties according to their relative fault.

(d)                                 Defense.  Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against Escrow Agent, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that if there exists a conflict of interest that would make it inappropriate, in the sole discretion of the Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, Escrow Agent’s retention of separate counsel shall be reimbursable as hereinabove provided.  Escrow Agent’s right to indemnification hereunder shall survive Escrow Agent’s resignation or removal as Escrow Agent and shall survive the termination of this Agreement by lapse of time or otherwise.

(e)                                  Notice to Indemnifying Parties.  The Escrow Agent shall notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against Escrow Agent, or any action commenced against Escrow Agent, for which indemnification is required under Section 5(c) of this Agreement, within ten (10) days after Escrow Agent’s receipt of written notice of such claim.  The Indemnifying Parties will be relieved of their indemnification obligations under this Section 5 if Escrow Agent fails to timely give such notice and such failure adversely affects the Indemnifying Parties’ ability to defend such claim.  However, Escrow Agent’s failure to so notify each Indemnifying Party shall not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise than on account of this Section 5.

(f)                                    Use of Agents.  The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys and shall be entitled to consult with its legal counsel, including in-house legal counsel, as to any questions or matters arising hereunder and the reasonable, good faith written opinion of such legal counsel shall be full and complete authorization and protection to Escrow Agent in respect of any act or omission by Escrow Agent undertaken in good faith and in accordance with the opinion of such legal counsel.  Nothing in this Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of California.

6.                                      Stockholder Agent.  For purposes of this Agreement, the Company stockholders hereby consent to the appointment of the Stockholder Agent (and any replacement hereunder), as representative of the Company stockholders, and as the agent and attorney-in-fact for and on behalf of each Company stockholder, and, subject to the express limitations set forth below, the

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taking by the Stockholder Agent of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Agent under this Agreement, including, without limitation, the exercise of the power to (i) authorize delivery to Parent of the Escrow Shares and Escrow Cash, or any portion thereof, in satisfaction of Claims, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) take all actions necessary in connection with the waiver of any condition to the obligations of the Company stockholders under this Agreement, (iv) waive any right of the Company stockholders, (v) give and receive all notices required to be given under this Agreement, (vi) resolve any Claims and (vii) take all actions necessary in the sole judgment of the Stockholder Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement.  The Stockholder Agent shall have unlimited authority and power to act on behalf of each Company stockholder with respect to this Agreement and the disposition, settlement or other handling of all Claims, rights or obligations arising under this Agreement so long as all Company stockholders are treated in the same manner.  The Company stockholders shall be bound by all actions taken by the Stockholder Agent in connection with this Agreement.  Parent shall be entitled to rely on any action or decision of the Stockholder Agent, and no Company stockholder shall have any cause of action against the Stockholder Agent for any action taken, decision made or instruction given by the Stockholder Agent under this Agreement, except for fraud, gross negligence or willful misconduct (including willful breach of this Agreement) by the Stockholder Agent.  In performing the functions specified in this Agreement, the Stockholder Agent shall not be liable to the Company stockholders in the absence of fraud, gross negligence or willful misconduct (including willful breach of this Agreement).  In the event that Stockholder Agent dies, becomes unable to perform the responsibilities hereunder or resigns as the Stockholder Agent hereunder, a substitute representative shall be appointed by the holders of a majority of the value of the Escrow Shares and Escrow Cash to act as the Stockholder Agent of the Company stockholders hereunder.  The Stockholder Agent may resign as the Stockholder Agent hereunder, effective upon a new representative being appointed in writing by Company stockholders who beneficially own a majority of the value of the Escrow Shares (valued at the Closing Price) and Escrow Cash, if any.  The Stockholder Agent shall not be entitled to receive any compensation from Parent or the Company stockholders in connection with this Agreement.  Any out-of-pocket costs and expenses reasonably incurred by the Stockholder Agent in connection with actions taken pursuant to the terms of this Agreement shall be paid by the Company stockholders to the Stockholder Agent in proportion to their percentage interests in the value of the Escrow Shares (valued at the Closing Price) and Escrow Cash.  Parent agrees that, in acting as Stockholder Agent hereunder and performing his obligations as a Stockholder Agent hereunder, the Stockholder Agent shall not be deemed to have violated any fiduciary or similar duties (if any) that the Stockholder Agent may owe to Parent by virtue of his position(s) with Parent or its subsidiaries.  Each of the Company stockholders agree to indemnify and hold the Stockholder Agent harmless from and against all loss, liability, damages, cost or expense (including but not limited to reasonable attorneys’ and experts’ fees and court costs) incurred by the Stockholder Agent in connection with the performance of the Stockholder Agent’s duties and obligations under this Agreement (other than any loss, liability, damages, cost or expense incurred through acts or omissions constituting gross negligence or willful misconduct on the Stockholder Agent’s part).  The provisions of this Section are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by each Company stockholder to the Stockholder Agent and shall be binding upon the executors, heirs,

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legal representatives and successors of each Company stockholder and any references in this Agreement to a Company stockholder shall include the successor to the Company stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

7.                                      Notices.  All notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith must be in writing and shall be deemed delivered (i) when personally served or when delivered by telex or facsimile as evidenced by confirmation showing successful transmission (to the telex or facsimile number of the person to whom the notice is given), (ii) when delivered by an overnight courier service as shown by the records of such delivery service, or (iii) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified or registered mail, postage prepaid, addressed as follows:

If to the Escrow Agent:	U.S. Bank National Association
550 S. Hope Street, 5th Floor
Los Angeles, CA 90071
Attn: Corporate Trust Services
(Silicon Image/TransWarp Escrow)
Fax Number: (213) 533-8729
Phone Number: (213) 533-8418

If to Parent:	Silicon Image, Inc.
1060 East Arques Ave.
Sunnyvale, CA 94085
Attention: General Counsel
Phone (408) 616-4000
Fax Number: (408) 830-9531

With a copy to:	Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, California 94041
Attention: David Michaels, Esq.
Phone: (650) 988-8500
Fax Number: (650) 988-8500

If to Stockholder Agent:	Thomas Pak
5117 Waller Avenue
Fremont, CA 94536
Phone Number: (510) 797-4543

or to such other address as Parent, the Stockholder Agent or the Escrow Agent, as the case may be, designates in a writing delivered to each of the other parties hereto in accordance with this Section 7.  Notwithstanding the foregoing, notices and the like addressed to the Escrow Agent shall be effective only upon receipt.  The Escrow Agent may assume without inquiry (unless the Escrow Agent has written notice to the contrary) that notices received by it which are also required to be delivered to another party have, in fact, been delivered to such other party.

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8.                                      General.

(a)                                  Governing Law; Assigns.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to conflicts of law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

(b)                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c)                                  Entire Agreement.  As between Parent and the Stockholder Agent, except as otherwise provided in the Reorganization Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.  As between the Escrow Agent and the other parties hereto, all such parties agree that, as set forth in Section 11 of this Agreement, the Escrow Agent’s duties are defined only in this Agreement, any contrary provisions of the Reorganization Agreement notwithstanding.

(d)                                 Waivers.  No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing.  No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

(e)                                  Tax Reporting Documentation.  If applicable, Parent and Stockholder Agent will use their commercially reasonable efforts to provide the Escrow Agent with certified tax identification numbers for each Company Stockholder by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof.  The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

(f)                                    Agents.  Unless expressly provided otherwise herein, any actions to be taken by Parent hereunder may also be taken by Parent’s attorneys or agents.

9.                                      Compensation and Expenses of Escrow Agent.  All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder shall be paid by Parent upon receipt of a written invoice by Escrow Agent.  Any extraordinary fees and expenses, including without limitation any fees or expenses (including the fees or expenses of outside counsel to the Escrow Agent) incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Shares or Escrow Cash or the validity of a Notice of Claim, shall be paid by Parent upon receipt of a written invoice by Escrow Agent; provided, however, that notwithstanding the foregoing, the Company stockholders shall be liable to Parent

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for any extraordinary fees and expenses of the Escrow Agent arising in connection with a dispute hereunder, in the event that Parent prevails in such dispute.  The Escrow Agent shall have no duty to solicit any payments which may be due it hereunder.

10.                               Successor Escrow Agent.  In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of its resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation shall take effect.  Parent shall designate a successor Escrow Agent prior to the expiration of such thirty (30) day period by giving written notice to the escrow agent and the Stockholder Agent.  Parent may appoint a successor Escrow Agent without the consent of the Stockholder Agent or the Company stockholders so long as such successor is a bank that, together with its parent, has assets of at least $100 million, and may appoint any other successor Escrow Agent with the consent of the Stockholder Agent, which shall not be unreasonably withheld.  If no successor escrow agent is named by Parent, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.  The Escrow Agent shall promptly transfer the Escrow Shares and Escrow Cash to such designated successor.

11.                               Limitation of Responsibility.  The Escrow Agent’s duties are limited to those set forth in this Agreement, and Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including without limitation the Reorganization Agreement.  Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys.  Nothing in this Escrow Agreement shall be deemed to impose upon the Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of California.  Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto.  In no event shall the Escrow Agent have any duty or obligation to determine or enforce compliance with the requirements of any agreement or instrument other than this Agreement (including without limitation the Reorganization Agreement).

12.                               Force Majeure.  Neither Parent nor the Stockholder Agent nor Escrow Agent shall be responsible for any delays or failures in performance resulting from acts beyond its control.  Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

13.                               Reproduction of Documents.  This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process.  The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

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14.                               Amendment.  This Agreement may be amended by the written agreement of Parent, the Escrow Agent and the Stockholder Agent, provided that, if the Escrow Agent does not agree to an amendment agreed upon by Parent and the Stockholder Agent, the Escrow Agent shall resign and Parent shall appoint a successor Escrow Agent in accordance with Section 10 above.  No amendment of the Reorganization Agreement shall increase Escrow Agent’s responsibilities or liability hereunder without Escrow Agent’s written agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PARENT:		STOCKHOLDER AGENT:

SILICON IMAGE, INC.

By:	/s/ Robert G. Gargus	By:	/s/ Thomas Pak
Name:	Robert G. Gargus	Name: Thomas Pak
Title:	Vice President Finance and Administration and Chief Financial Officer

ESCROW AGENT:

U.S. Bank National Association

By:	/s/ Paula M. Oswald
Name:	Paula M. Oswald
Title:	Vice President

EXHIBIT A

To Escrow Agreement

Company Stockholder	Initial Escrow Shares	Company Stockholder’s Percentage Interest
Edward Pak.	134,681	34.39%
Thomas Pak	41,908	10.70%
Serome Technology Investment, Inc.	39,309	10.04%
East Gate Private Equity III, Inc.	29,481	7.53%
Woori Investments Group, L.P.	29,481	7.53%
HieSook Lee	19,654	5.02%
DongWong Venture Capital Co., LTD	19,654	5.02%
KDB Capital	9,827	2.51%
Korea Technology Investment Corp.	9,827	2.51%
ShinJe Tahk	1,492	0.38%
Brobeck Phleger & Harrison LLP	1,244	0.32%
Curtis Mo	310	0.08%
KyongWon Pak	1,790	0.46%
EunJu Pak	1,790	0.46%
YoonJu Pak	1,790	0.46%
Sam Insam Pak	895	0.23%
Grace Kumye Pak	895	0.23%
Joanne Mihye Pak	716	0.18%
Nicholas Erik Trese	716	0.18%
Katherine Anna Trese	716	0.18%
Ina Soo Kim	358	0.09%
Tina Soo Kim	358	0.09%
David Kyongjoon Kim	358	0.09%
Su Jin Kim	358	0.09%
MyungSung Bae	100	0.03%
Chia-Chi Chao	3,760	0.96%
JungWook Cho	2,507	0.64%
Salah Gasti	8,954	2.29%
Mayank Gupta	8,954	2.29%
Shin-Ichi Hirano	2,238	0.57%
Bruce Klein	895	0.23%
HyungJoon Kwon	1,790	0.46%
MeeYae Lee	776	0.20%
WanKi Lee	716	0.18%
SungMan Park	1,074	0.27%
SungSoo Park	8,954	2.29%
William Weir	2,537	0.65%
JinSoo Yoo	716	0.18%
Total	391,579	100.00%

Closing Price = $4.82

EXCLUDED EXHIBITS

                    The following exhibits to the Agreement and Plan of Reorganization dated December 9, 2002 among Silicon Image, Inc., a wholly-owned subsidiary of Silicon Image, TransWarp Networks, Inc., TransWarp Network’s stockholder agent and certain stockholders of TransWarp Networks, Inc. have been omitted from this filing: Exhibit A (Certificate of Merger); Exhibit B (Form of Voting Agreement), Exhibit C (Form of Non-Competition Agreement); Exhibit D (Call Option Agreement); Exhibit E (Development Agreement); Exhibit F-1 (Certificate of Incorporation of Surviving Corporation); Exhibit F-2 (Bylaws of Surviving Corporation); Exhibit G (Form of Investment Representation Letter);Exhibit I (Security Agreement); Exhibit J (Loan Agreement) and Exhibit K (Form of Approval Email); Exhibit L (Form of Opinion of TransWarp Networks, Inc.’s counsel); Exhibit M (List of Persons Signing Non-competition Agreements); and Exhibit N (Form of Invention Assignment and Confidentiality Agreement). Silicon Image, Inc. hereby agrees to furnish supplementally to the Commission any omitted exhibit upon request.